SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2003

U.S. RESTAURANT PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-13089	75-2687420
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

12240 Inwood Road, Suite 300, Dallas, Texas 75244
(972) 387-1487

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report)

Item 5.                                   Other Events.

The Company is filing this Form 8-K to update the financial statements included in the Company's Annual Report on Form 10-K, as amended, for discontinued operations that have resulted from dispositions of real estate assets during 2003 in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the impairment or Disposal of Long-Lived Assets”.  In addition, the Company adopted SFAS No. 145 Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections on January 1, 2003, which rescinds the requirement that gains and losses resulting from the early extinguishment of debt be classified as extraordinary items.  SFAS No. 145 also requires that prior period extraordinary items associated with the early extinguishment of debt be classified as appropriate.  Accordingly, extraordinary losses from the early extinguishment of debt in 2002 and 2001 have been reclassified to interest expense in the updated financial statements included in this Form 8-K.  With the exception of updating significant subsequent events and certain reclassifications that have been made to these financial statements to conform to the presentation utilized by the Company for its 2003 interim financial statements filed on Form 10-Q, the remaining information as presented in the original filing of the 2002 Form 10-K, as amended, is considered relatively unchanged.  Copies of the Company’s SEC filings can be accessed free of charge at the Company’s website address, usrp.com.

The following Items 6, 7, 7A and 8 are intended to update the corresponding sections of the Company's 2002 Form 10-K, as amended.

Item 6.                                   Selected Financial Data.

The following information should be read in conjunction with the Company’s consolidated financial statements and notes thereto.

	Years ended December 31,
	1998	1999	2000	2001	2002
	In thousands, (except per share and property data)
Statement of Operations:
Revenues:
Real estate rental income (1)	$47,759	$65,555	$67,234	$62,271	$61,577
Tenant expense reimbursements	2,781	3,793	3,588	3,115	3,219
Lease termination fees	177	20	60	592	323
Interest on real estate loans	3,312	6,118	4,884	3,299	3,297
Retail operations	—	—	—	14,520	39,622
Total revenues	54,029	75,486	75,766	83,797	108,038
Expenses:
Ground rent (2)	2,981	4,187	3,637	3,702	3,600
Property taxes (3)	109	239	700	679	838
Other property (3)	69	248	398	372	390
Legal (3)	314	626	1,444	1,256	2,887
Depreciation and amortization	14,698	21,944	23,058	20,485	21,074
Impairment of long-lived assets	127	5,000	5,120	16,201	1,022
Provision for doubtful accounts	570	10,901	8,722	4,727	(1,661)
Real estate general and administrative	3,571	7,143	7,827	7,373	5,473
Retail general and administrative	—	—	—	1,661	5,667
Retail cost of sales	—	—	—	12,726	33,276
Interest expense	16,879	29,410	30,706	35,000	22,306
Termination of management contract	12,047	(239)	(3,713)	—	—
Equity in net loss (income) of affiliates	317	(13)	—	—	—
Total expenses	51,682	79,446	77,899	104,182	94,872
Gain (loss) on sale of property	403	(165)	2,725	3,607	—
Income (loss) from continuing operations before non-operating income and minority interest	2,750	(4,125)	592	(16,778)	13,166
Non-operating income (5)	716	1,497	1,181	2,329	940
Minority interest in operating partnership	58	(567)	(4,139)	(4,485)	(4,681)
Income from discontinued operations (4)	2,393	3,985	2,321	322	4,843
Net income (loss)	$5,917	$790	$(45)	$(18,612)	$14,268
Net income (loss) allocable to common shareholders	$(1,185)	$(6,312)	$(7,147)	$(25,714)	$7,166
Weighted average shares outstanding:
Basic	13,325	14,863	15,404	17,999	19,660
Diluted	13,325	14,863	15,404	17,999	19,762
Income (loss) per share:
Basic and diluted	$(0.09)	$(0.42)	$(0.46)	$(1.43)	$0.36
Dividends declared per share	$1.57	$1.82	$1.12	$1.43	$1.21
Balance Sheet Data:
Total assets	$604,169	$702,077	$625,023	$577,508	$579,077
Line of credit and long-term debt	342,112	396,108	356,680	337,119	353,374
Capitalized lease obligations	63	17	16	—	—
Minority interest	29,567	81,685	54,733	54,337	52,845
Stockholders’ equity	209,775	194,164	190,325	156,600	146,247
Other Data:
Cash flows from operating activities	38,238	48,116	32,647	32,878	35,089
Cash flows from investing activities	(243,724)	(113,198)	41,003	18,654	(20,434)
Cash flows from financing activities	206,239	72,920	(77,836)	(46,695)	(20,609)
Number of Properties	833	912	850	811	816

(1)                                  Reflects the reclassification in prior years of amounts previously reported as a reduction of rent income to ground rent expense for those properties with leases that require the operator to be responsible for the payment of ground rents.  The reclassification occurred due to the adoption of EITF No. 01-14, “Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred.”

(2)                                  Reflects the reclassification in prior years of ground rent expense amounts previously reported as general and administrative expense.

(3)                                  Reflects reclassification from the prior year presentation in the Company’s Consolidated Statements of Operations as “Property” expense.

(4)                                  Reflects the reclassification in prior years of the operating results associated with the 83 properties sold or disposed subsequent to January 1, 2002, previously reported in continuing operations.

(5)                                  Reflects the reclassification of interest income on cash balances from a real estate loan and interest on restricted cash.

1

Item 7.           Management’s Discussion and Analysis of Financial Condition and Results of Operations.

U.S. Restaurant Properties, Inc. (“USRP”) is a non-taxed financial services and real estate company dedicated to acquiring, managing, and financing branded chain restaurant properties (such as Arby’s®, Chili’s®, Burger King® and Pizza Hut®) and selected service retail properties. As of June 30, 2003, the Company owned 801 properties in 48 states.

The Company’s revenues consist primarily of real estate rental revenues and retail operating revenue.  Real estate rental revenues are derived primarily from leasing the Company’s properties (primarily branded chain restaurants) to operators on a “triple net” basis, which requires tenants to be responsible for property operating costs, including property taxes, insurance, maintenance, and in most cases, the ground rents where applicable. The Company’s retail operations began in 2001 when the Company commenced operating various service stations, restaurants and car washes in order to transition the operations of these properties from one tenant to another.  Therefore, the retail operating revenue is derived primarily from operating these service properties.

The discussion below represents an update to the Item 7. Management Discussion and Analysis of Financial Condition and Results of Operations previously filed in the Company’s 2002 Annual Report on Form 10-K, and therefore is limited to significant changes resulting from the filing of updated financial statements.

Comparison of the year ended December 31, 2002 to the year ended December 31, 2001.

Total revenues of $108,038,000 increased $24,241,000, or 28.9%, for the year ended December 31, 2002, of which $25,102,000 was attributable to retail operations, offset slightly by a decline in real estate revenues.  Real estate revenues declined for the year ended December 31, 2002 by approximately 1.3% from the prior year, primarily resulting from decreases in the number of properties owned for 2002 as compared to 2001 and from an increase in the number of vacant non-billable properties in 2002, partially offset by the acquisition of properties in the third and fourth quarters of 2002.  Retail revenue for the same period increased $25,102,000, or 172.9% due primarily to increased volume of fuel sales, particularly in three states, to a greater average number of stores open during the period and to a greater number of months that stores operated.  Total fuel sales increased in 2003 by $20,044,000, of which $9,259,000, $7,913,000 and $2,780,000 related to increases in Hawaii, Texas and Illinois, respectively.  Convenience store food sales increased by $2,100,000 million for the period. The nature of the Company’s retail operations has been that there are a relatively high number of ownership changes, as well as numerous acquisitions and dispositions, making it difficult to utilize a same store measure that presents meaningful information.  As a result, one measure of store performance utilized by

2

the Company relates to the number of months that the stores are open for business in each period.  For the year ended December 31, 2002, there were 404.2 open store months based on an average of 43 stores open, compared to 162.8 open store months based on an average of 37 stores open in 2001, representing a 148.3% increase in the number of months the stores were open.

Expenses decreased $9,310,000 to $94,872,000, primarily due to a $15,179,000 decrease in impairments, a $12,694,000 decline in interest expense and a $6,388,000 decline in provision for doubtful accounts, offset partially by an increase in retail cost of sales of $20,550,000.  The decrease in impairments was attributable to prior year impairments as a result of the Company’s regular analysis of its investments, including assets leased to one tenant with multiple properties which defaulted on rent payments.  Interest expense decreased primarily due to a decrease in average outstanding debt during 2002 compared to 2001, lower interest rates and lower amortization of deferred financing costs related to fees associated with a credit bridge facility in January 2001, which were expensed through August of 2001.  The decline in the provision for doubtful accounts resulted from proceeds received in 2002 after one of the Company’s borrowers emerged from bankruptcy.  The retail cost of sales increase of $20,552,000 was proportional to the increase in retail operating revenues and was primarily due to the increased number of stores and store months in operation in 2002 compared to 2001.

Gain on sale of property for the year ended December 31, 2002 was $4,241,000 and is reflected in the Company’s Consolidated Statements of Operations as “Income from discontinued operations” in accordance with SFAS No. 144.  Gain on sale of property was $3,607,000 for the year ended December 31, 2001, and relates to the sale of 41 properties for cash proceeds of $23,072,000, net of closing costs, and notes of  $1,308,000.  The gain on sale and results of operations of the disposals that occurred in 2001 were not reclassified to discontinued operations as they did not qualify as discontinued operations under the provisions of APB Opinion No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.”

Income from discontinued operations was $4,843,000 for the year ended December 31, 2002 compared to $322,000 for the year ended December 31, 2001.  In accordance with SFAS No. 144, which the Company adopted on January 1, 2003, discontinued operations represent the operations of properties disposed of subsequent to January 1, 2002, as well as any gain or loss recognized in their disposition.  Thirty-seven properties were disposed during the first six months of 2003 and forty-six properties were disposed of or sold in the year ended December 31, 2002, resulting in a gain of $4,241,000 with cash proceeds of $24,393,000, net of closing costs, and $3,905,000 of notes.  The operating results of these properties are reflected in the Company’s Consolidated Statements of operations as “Income from discontinued operations” for the year ended December 31, 2002 and all prior years.

Comparison of the year ended December 31, 2001 to the year ended December 31, 2000.

At December 31, 2001, the Company owned 811 properties.  During the year ended December 31, 2001, the Company disposed of 41 properties and acquired two properties.   The operations of the disposed properties are included in the results of continuing operations until their respective dates of disposal.  The results of operations of these disposals were not reclassified to discontinued operations as they did not qualify as discontinued operations under the provisions of APB Opinion No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.”

Total revenues of $83,797,000 increased $8,031,000, or 10.6%, during 2001 as compared to 2000. Retail operations, which began April 1, 2001, generated 2001 revenues of $14,520,000, offset partially by a $4,963,000 decrease in real estate rental revenues. Rental revenues declined primarily from decreases in the number of properties owned during 2000. For 2001, the decline in revenues resulting from percent rent is due to several factors, including declines in tenant sales and the fact that new lease contracts or renewals of current leases generally exclude this provision and instead include increases in base rent rates. The decrease in interest income was primarily due to reduced amounts of notes and mortgages receivable and the Company’s decision in the third quarter of 2001 to cease accruing interest on certain mortgages involved in bankruptcy, partially offset by higher average cash balances available for short-term investment.

Expenses increased $26,283,000 to $104,182,000 primarily due to $11,081,000 in impairments, and to retail operations cost of sales of $12,726,000 which was not present in 2001.  For the year ended December 31, 2000, a non-cash credit of $3,713,000 was recorded as “Termination of management contract” in the Company’s Consolidated Statements of Operations.  This credit represents the decline in market value of a share of Common Stock at December 31, 2000 compared to December 31, 1999 on the maximum total of 825,000 contingent OP Units issuable to QSV pursuant to the termination agreement.

The gain on sale of properties of $3,607,000 for the year ended December 31, 2001 related to the sale of 41 properties for cash of $23,072,000, net of closing costs, and notes of $1,308,000.  The gain on sale of properties of

3

$2,725,000 for the year ended December 31, 2000 related to the sale of 70 properties for cash of $47,588,000 and notes of $1,233,000, and the non-renewal of ground leases.

Income from discontinued operations was $321,887 compared to $2,322,000 for the year ended December 31, 2000.  In accordance with SFAS No. 144, discontinued operations represents the operations of properties disposed of subsequent to January 1, 2002, as well as any gain or loss recognized in their disposition.  Thirty-seven properties were disposed of during the first six months of 2003 and forty-six properties were disposed of or classified as held for sale in the year ended December 31, 2002.  The operating results of these properties are reflected as “Income from discontinued operations” for the year ended December 31, 2002 and all prior years.

As originally reported, the Company’s loss on early extinguishment of debt was $944,000 for the year ended December 31, 2001.  As a result of the adoption of SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” the Company reclassified the $944,000 to continuing operations in the Company’s Consolidated Statements of Operations as interest expense.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

The Company is exposed to certain market risks that arise in the ordinary course of business. The Company may enter into derivative financial instrument transactions to manage or reduce market risk, but does not enter into derivative financial instrument transactions for trading purposes, nor does the Company have any foreign operations and thus is not exposed to foreign currency fluctuations. A discussion of the Company’s primary market risk exposure is presented below.

Market Risk on Investments

The fair value of the Company’s investments would be negatively affected by a decrease in interest rates as the majority of the investments are interest-bearing, and therefore subject to the market risk of loss from a decline in interest rates which could impact future earnings and cash flows.  However, the Company’s June 30, 2003 investment portfolio of $2,948,000 is relatively small, and changes in value relating to market risks would not significantly impact the Company’s operations.  The Company also has investments in fixed rate notes and mortgage loans receivable.  Changes in interest rates do not have a direct impact on interest income related to these notes and loans.

Market Risk on Variable Rate Debt

The Company’s interest rate risk is sensitive to interest rate changes on its variable rate debt.  The Company had total outstanding debt of $334,477,000 at June 30, 2003, of which approximately $175,405,000 was variable rate debt.  Of this amount, $7,942,400, or 4.5% was unhedged. All other things being equal, the interest expense on the Company’s unhedged variable rate debt will decrease as interest rates decline and will increase as rates rise.  This exposure to interest rate risk is generally managed using derivative financial instruments such as interest rate swaps in conjunction with a portion of the Company’s variable rate debt to mitigate the interest rate risk on an associated financial instrument or to lock in an interest rate on its variable rate debt under its Credit Agreement with Bank of America and its Triple Net Lease Mortgage Certificates.  As it relates to unhedged variable rate debt, if market interest rates average 1.0% more than in 2002, the impact related to additional annual interest expense would decrease net income and cash flows by $225,000 for 2003.  If market interest rates had averaged 1.0% more in 2002 than the rates at December 30, 2001, the impact related to additional annual interest expense would decrease net income and cash flows by $283,000.  These amounts were determined by calculating the effect of a hypothetical interest rate on our unhedged variable rate debt.  This sensitivity analysis assumes that there are no changes in the Company’s financial structure.  Management believes the fair value of its variable rate debt equals its carrying value at December 31, 2002.

Market Risk on Fixed Rate Debt

The Company’s long-term fixed interest rate debt is also subject to market risk.  Fixed rate debt outstanding at June 30, 2003 was $159,572,000 with a weighted average interest rate of 7.5%.  A portion of the market risk on this fixed rate debt is mitigated by the use of derivative instruments. All other things being equal, the interest rate on the Company’s debt with a fixed interest rate will increase as rates decline and will decrease as rates rise.  $47,500,000, or 29.9% of the Company’s total fixed rate debt was paid in full before its August 1, 2003 due date, thus reducing the fixed rate market risk on that portion of the Company’s debt portfolio. None of the liquidated debt was replaced with additional fixed rate debt; however, a portion of the payoff was made with borrowings under the Company’s variable rate line of credit. Of the remaining $111,572,000 of fixed rate debt, all is unhedged.  As it relates to the unhedged fixed rate debt, if annual market interest rates average 1.0% more than in 2002, the impact related to additional annual interest expense would decrease net income and cash flows by $1,150,000 for 2003.  If market interest rates had averaged 1.0% more in 2002 than the rates at December 30, 2001, the impact related to additional annual interest expense would decrease net income and cash flows by $1,585,000.  These amounts were determined by calculating the effect of hypothetical interest rate changes on our remaining unhedged fixed rate debt.  This sensitivity analysis assumes that there are no changes in the Company’s financial structure.  Management believes the fair value of its fixed rate debt equals its carrying value at December 31, 2002.

4

Item 8.           Financial Statements and Supplementary Data.

Independent Auditors’ Report

The Board of Directors and Shareholders

U.S. Restaurant Properties, Inc.

Dallas, Texas

We have audited the accompanying consolidated balance sheets of U.S. Restaurant Properties, Inc. and subsidiaries (the “Company”) as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002.  Our audits also included the financial statement schedules listed in the Index at Item 15(a)(2).  These financial statements and financial statement schedules are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of U.S. Restaurant Properties, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 2 to the financial statements under the caption “Long-Lived Assets”, the Company changed its method of accounting for discontinued operations in 2002 as required by Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

DELOITTE & TOUCHE LLP

Dallas, Texas

March 14, 2003

U.S. Restaurant Properties, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	December 31, 2002	December 31, 2001

Assets

Property, net
Land	$202,404	$184,074
Buildings and leasehold improvements	376,506	362,920
Machinery and equipment	11,868	11,018
	590,778	558,012
Less: accumulated depreciation	(99,964)	(82,832)
	490,814	475,180

Assets held for sale	—	22,071
Construction in progress	256	640
Cash and cash equivalents	4,392	10,346
Restricted cash and marketable securities	2,211	6,622
Rent and other receivables, net (includes $2,531 and $3,460 allowance for doubtful accounts at December 31, 2002 and 2001, respectively)	7,299	6,747
Straight line rent, net (includes $484 and $1,287 allowance for doubtful accounts at December 31, 2002 and 2001, respectively)	11,247	9,612
Prepaid expenses and other assets	3,354	2,534
Inventories	1,289	633
Investments	3,025	5,108
Notes receivable, net (includes $13 and $488 due from related parties and $3,636 and $4,040 allowance for doubtful accounts at December 31, 2002 and 2001, respectively)	9,805	8,145
Mortgage loans receivable, net (includes $583 and $2,500 allowance for doubtful accounts at December 31, 2002 and 2001, respectively)	34,932	16,187
Net investment in direct financing leases	518	1,300
Deferred financing costs and intangibles, net	9,935	12,383
Total assets	$579,077	$577,508

See Notes to Consolidated Financial Statements.

	December 31, 2002	December 31, 2001

Liabilities and stockholders’ equity

Accounts payable and accrued liabilities	$18,142	$18,255
Accrued dividends and distributions	2,181	6,112
Unearned contingent rent	826	1,124
Deferred gain on sale of property	926	215
Line of credit	25,000	—
Interest rate derivatives at fair value	4,536	3,746
Notes payable	327,428	336,140
Mortgage note payable	946	979
Total liabilities	379,985	366,571

Commitments and contingencies

Minority interest in operating partnerships	52,845	54,337

Stockholders’ equity

Preferred stock, $0.001 par value per share; 50,000 shares authorized, Series A -3,680 shares issued and outstanding at December 31, 2002 and December 31, 2001 (aggregate liquidation value of $92,000)	4	4
Common stock, $0.001 par value per share; 100,000 shares authorized, 19,832 and 19,459 shares issued and outstanding at December 31, 2002 and December 31, 2001, respectively	20	19
Additional paid-in capital	327,756	324,448
Excess stock, $.001 par value per share 15,000 shares authorized, no shares issued	—	—
Accumulated other comprehensive loss	(4,411)	(5,071)
Loans to stockholders for common stock	(299)	(850)
Distributions in excess of net income	(176,823)	(161,950)
Total stockholders’ equity	146,247	156,600
Total liabilities and stockholders’ equity	$579,077	$577,508

See Notes to Consolidated Financial Statements.

U.S. Restaurant Properties, Inc.

Consolidated Statements of Operations

(In Thousands, except per share data)

	Years Ended December 31,
	2002	2001	2000
Revenues:
Real estate rental	$61,577	$62,271	$67,234
Tenant expense reimbursements	3,219	3,115	3,588
Lease termination	323	592	60
Interest on real estate loans	3,297	3,299	4,884
Retail operations	39,622	14,520	—
Total revenues	108,038	83,797	75,766
Expenses:
Ground rent	3,600	3,702	3,637
Property taxes	838	679	700
Other property	390	372	398
Legal	2,887	1,256	1,444
Depreciation and amortization	21,074	20,485	23,058
Impairment of long-lived assets	1,022	16,201	5,120
Provision for doubtful accounts	(1,661)	4,727	8,722
Real estate general and administrative	5,473	7,373	7,827
Retail general and administrative	5,667	1,661	—
Retail cost of sales	33,276	12,726	—
Interest	22,306	35,000	30,706
Termination of management contract	—	—	(3,713)
Total expenses	94,872	104,182	77,899
Gain on sale of property	—	3,607	2,725
Income from continuing operations	13,166	(16,778)	592
Non-operating income	940	2,329	1,181
Minority interests	(4,681)	(4,485)	(4,139)
Net income (loss) from continuing operations before discontinued operations	9,425	(18,934)	(2,366)
Income from discontinued operations	4,843	322	2,321
Net income (loss)	14,268	(18,612)	(45)
Dividends on preferred stock	(7,102)	(7,102)	(7,102)
Net income (loss) allocable to common stockholders	$7,166	$(25,714)	$(7,147)

Basic and diluted net income (loss) per share:
Income (loss) from continuing operations allocable to common stockholders	$0.11	$(1.45)	$(0.61)
Income from discontinued operations	0.25	0.02	0.15
Net income (loss) per share	$0.36	$(1.43)	$(0.46)

Weighted average shares outstanding
Basic	19,660	17,999	15,404
Diluted	19,762	17,999	15,404

See Notes to Consolidated Financial Statements

U.S. Restaurant Properties, Inc.

Consolidated Statements of Comprehensive Operations

(In thousands)

	Years ended December 31,
	2002	2001	2000
Net income (loss)	$14,268	$(18,612)	$(45)
Cumulative effect of change in accounting for derivative instrument	—	(1,474)	—
Reclassification adjustment - hedge settlement	—	1,474	—
Other comprehensive income (loss) -
change in unrealized loss on derivative valuation	(1,862)	(2,549)	—
change in unrealized loss on investments	2,522	(682)	(11)
Comprehensive income (loss)	$14,928	$(21,843)	$(56)

See Notes to Consolidated Financial Statements

U.S. Restaurant Properties, Inc.

Consolidated Statement of Stockholders’ Equity

For the Years Ended December 31, 2002, 2001, 2000

(In thousands)

					Additional Paid-in Capital	Accumulated Other Comprehensive Gain (Loss)	Loans To Shareholders	Distributions In Excess of Net Income	Total

	Preferred Stock		Common Stock
	Shares	Par Value	Shares	Par Value
Balance at January 1, 2000	3,680	$4	15,405	$15	$281,420	$(1,829)	$—	$(85,446)	$194,164
Net loss								(45)	(45)
Loans to officers for common stock purchases			35	1	299		(300)		—
Common stock issued for QSV merger			1,973	1	21,001				21,002
Common stock repurchased and retired, and converted OP units			4		(86)				(86)
Change in unrealized loss on investments						(11)			(11)
Distributions declared on common stock								(17,597)	(17,597)
Distributions declared on preferred stock								(7,102)	(7,102)
Balance at December 31, 2000	3,680	4	17,417	17	302,634	(1,840)	(300)	(110,190)	190,325
Net loss								(18,612)	(18,612)
Purchase of common stock by officers			100	1	1,099		(550)		550
Cumulative effect of change in accounting for derivative instrument						(1,474)			(1,474)
Reclassification adjustment						1,474			1,474
Proceeds from sale of common stock			1,877	1	19,837				19,838
Proceeds from exercised stock options			83		880				880
Stock-based compensation to employees			8		321				321
Common stock repurchased and retired			(26)		(323)				(323)
Other comprehensive loss -
Change in unrealized loss on derivatives						(2,549)			(2,549)
Change in unrealized loss on investments						(682)			(682)
Distributions declared on common stock								(26,046)	(26,046)
Distributions declared on preferred stock								(7,102)	(7,102)
Balance at December 31, 2001	3,680	4	19,459	19	324,448	(5,071)	(850)	(161,950)	156,600
Net income								14,268	14,268
Purchase of common stock by officers			10		120		(24)		96
Repayment by officers of loans for common stock purchases							763		763
Common stock received and retired as repayment of officer loans			(20)		(287)		287		—
Reclassification of officer notes							(475)		(475)
Proceeds from exercised stock options			162	1	1,749				1,750
Stock-based compensation to employees					315				315
Common stock issued to redeem guaranteed price OP units			221		1,411				1,411
Other comprehensive income (loss) -
Change in unrealized loss on derivatives						(1,862)			(1,862)
Change in unrealized loss on investments						2,522			2,522
Distributions declared on common stock								(23,815)	(23,815)
Distributions declared on preferred stock								(5,326)	(5,326)
Balance at December 31, 2002	3,680	$4	19,832	$20	$327,756	$(4,411)	$(299)	$(176,823)	$146,247

See Notes to Consolidated Financial Statements.

U.S. Restaurant Properties, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Years ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net income (loss)	$14,268	$(18,612)	$(45)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	22,474	22,530	24,994
Amortization of deferred financing costs and discounts	2,006	6,273	1,178
Impairment of long-lived assets	2,406	18,445	6,106
Provision for doubtful accounts	(1,661)	4,727	8,860
Stock-based compensation	315	321	—
Unrealized loss on trading securities	—	(178)	—
Accretion of interest income	(487)	(828)	(752)
Fair value adjustment for interest rate derivatives	(522)	2,602	—
Minority interests	4,681	4,485	4,139
Gain on sale of property	(4,241)	(3,607)	(2,725)
Loss (gain) on sale of investments	(207)	(402)	816
Termination of management contract	—	—	(3,713)
Increase in rent and other receivables, net	(1,117)	(2,463)	(6,946)
Increase in straight line rent, net	(1,827)	(1,360)	(1,106)
Decrease (increase) in prepaid expenses	43	1,668	(1,516)
Increase in inventories	(655)	(633)	—
Reduction in net investment in direct financing leases	611	774	2,819
Increase (decrease) in accounts payable and accrued liabilities	(700)	(905)	1,684
Increase (decrease) in unearned contingent rent	(298)	41	(1,146)
Cash flows from operating activities	35,089	32,878	32,647

Cash flows from investing activities:
Proceeds from sale of property and equipment	24,393	23,072	47,588
Purchase of property	(19,436)	(1,769)	(17,072)
Purchase of machinery and equipment	(519)	(220)	(140)
Purchase of investments	(3,993)	(3,490)	—
Proceeds from sale of investments	8,762	594	259
Distributions received from investments	581	105	152
Decrease in retainage payable	—	—	(1,370)
Decrease (increase) in restricted cash	4,411	(6,580)	13,052
Mortgage notes receivable acquired	(39,133)	(40)	(57)
Mortgage loans receivable principal payments	5,267	3,973	2,344
Notes receivable issued	(1,275)	(1,635)	(8,365)
Increase (decrease) in lease acquisition premiums	(104)	(39)	—
Notes receivable principal payments	612	4,683	4,612
Cash flows from investing activities	(20,434)	18,654	41,003

See Notes to Consolidated Financial Statements.

	Years ended December 31,
	2002	2001	2000
Cash flows from financing activities:
Proceeds from line of credit	$39,700	$—	$35,121
Payments on line of credit	(14,700)	(119,036)	(75,671)
Distributions to minority interest shareholders	(4,762)	(4,932)	(6,001)
Cash contribution by minority interest shareholder	—	52	—
Cash distributions to stockholders	(25,961)	(23,640)	(23,509)
Payment of preferred stock dividends	(7,102)	(7,102)	(7,102)
Proceeds from sale of stock and exercised stock options	1,846	21,266	—
Repayment by officers of loans for common stock purchases	763	—	—
Payments on notes/mortgage payable	(9,624)	(261,765)	(29)
Proceeds from notes/mortgage payable	—	360,700	—
Financing costs	(769)	(11,915)	(269)
Payments on capitalized lease obligations	—	—	(1)
Purchase and retirement of common stock	—	(323)	(375)
Cash flows from financing activities	(20,609)	(46,695)	(77,836)

Increase (decrease) in cash and cash equivalents	(5,954)	4,837	(4,186)
Cash and cash equivalents at beginning of period	10,346	5,509	9,695
Cash and cash equivalents at end of period	$4,392	$10,346	$5,509

Supplemental disclosure:
Interest paid, net of amounts capitalized of $0, $52 and $739, respectively	$17,390	$25,363	$22,286
Income taxes paid (including state income and franchise taxes)	$238	$406	$419

Non-cash investing and financing activities:
Mortgage loans receivable used for property acquisitions	20,000	—	—
Notes received on sale of property	3,905	1,308	1,233
OP units converted to common stock	1,411	—	21,389
Net transfer of property from direct financing leases to property and equipment	171	680	—
Transfers from construction in progress to property	43	8,541	29,877
Notes written-off on repossession of property	—	1,490	306
Sale of trading security - funds in transit	—	1,200	—
Security deposit and note receivable transferred	—	700	—

See Notes to Consolidated Financial Statements.

U.S. Restaurant Properties, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2002, 2001 and 2000

1.                                      Organization

U.S. Restaurant Properties, Inc. (the “Company”) is a Maryland corporation formed to continue the restaurant property management, acquisition and development operations, related business objectives and strategies of U.S. Restaurant Properties Master L.P. (collectively, with its subsidiaries, “USRP”).  The Company became a self-administered real estate investment trust (“REIT”) on October 15, 1997 as defined under the Internal Revenue Code of 1986, as amended.  The conversion was effected through the merger (the “Merger”) of USRP Acquisition, L.P., a partnership subsidiary of U.S. Restaurant Properties, Inc., with and into U.S. Restaurant Properties Master L.P.  As a result of the Merger, all holders of units of beneficial interest (the “Units”) of USRP became stockholders of the Company on a one unit for one share of common stock basis.

The Company is authorized to issue up to 100,000,000 shares of common stock, par value $.001 per share (the “Common Stock”), 50,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”) and 15,000,000 shares of excess stock, par value $.001 per share (the “Excess Stock”).  Pursuant to the Company’s Articles of Incorporation (the “Articles”), any purported transfer of shares of Common Stock or Preferred Stock that would result in a person owning shares of Common Stock or Preferred Stock in excess of certain limits set out in the Articles will result in the shares subject to such purported transfer being automatically exchanged for an equal number of shares of Excess Stock.

The business and operations of the Company are conducted primarily through U.S. Restaurant Properties Operating, L.P. (“OP”).  As of December 31, 2002, the Company owned 100% of and controlled the OP.

The Company had 19,831,689 and 19,459,207 shares of Common Stock outstanding at December 31, 2002 and 2001, respectively.

2.                                      Accounting Policies

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.

Consolidation

The consolidated financial statements reflect the accounts of the Company, the OP and their wholly owned and majority owned subsidiaries after elimination of all material intercompany transactions.

Cash and Cash Equivalents

Cash and cash equivalents include short-term, highly liquid investments with maturities at the date of purchase of three months or less.

Restricted Cash and Marketable Securities

Restricted cash consists of approximately $1,471,000 cash on deposit with the trustee for the $180,000,000 Triple Net Lease Mortgage Certificates (the “Certificates”) and approximately $740,000 on deposit and being used as security for a letter of credit for the purchase of fuel, as tax escrow and other marketable securities accounts.

Revenue Recognition

The Company derives its real estate revenues primarily from the leasing of its properties to operators (primarily restaurants) on a “triple net” basis.  Triple net leases typically require the tenants to be responsible for property operating costs, including property taxes, insurance, maintenance and, in most cases, the ground rents where applicable.  Accordingly, the accompanying consolidated financial statements do not reflect property taxes and insurance costs or reimbursements when the tenant has legally assumed responsibility for these liabilities.  As the Company remains legally responsible for ground rents under its ground leases and received payment from its tenants for these costs, amounts reimbursed from tenants for ground rents are recorded as rent revenue.  The Company has recorded rent revenues associated with ground lease reimbursements of $3,892,000, $3,745,000 and $4,284,000, of which $673,000, $630,000 and $696,000 is reflected in Income from discontinued operations for the years ended December 31, 2002, 2001 and 2000, respectively. The treatment of ground rents has changed from prior years due to the adoption of EITF No. 01-14, “Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred” during 2002.  In accordance with this consensus, prior periods presented have also been reclassified.  Rent revenues and expenses under operating leases are recognized on a straight-line basis, unless significant collection problems occur with the lessee, at which time rents are recorded on a cash basis.  Contingent rent is recognized as revenue after the related lease sales targets are achieved.  The Company recognized contingent rent revenues of $4,004,000, $4,695,000 and $5,577,000 for the years ended December 31, 2002, 2001 and 2000, respectively, of which $134,000, $240,000 and $424,000 is reflected in Income (loss) from discontinued operations, respectively.

The Company derives its retail revenues from the sale of gasoline, car washes, convenience store merchandise, and food sales at restaurants operated by the Company.  Revenue is recognized upon the sale of gasoline, merchandise or the delivery of services.

Depreciation and Amortization

Depreciation is computed using the straight-line method over estimated useful lives of 3 to 20 years for financial reporting purposes.  Deferred financing costs are amortized using the straight-line method over the life of the related loans.  Intangible assets are amortized on a straight-line basis over 40 years.

Use of Estimates

The preparation of consolidated financial statements, in accordance with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect reported or disclosed amounts of certain assets, liabilities, contingent assets and liabilities, revenues and expenses as of and for the reporting periods.  Actual results may differ from such estimates.  The valuation allowances associated with the Company’s rent, notes and mortgage loans receivable represent significant estimates.

Rent, Notes and Mortgage Loans Receivable

Rent receivables are recorded on an accrual basis with the revenue and the related receivable recorded when billed. The Company does not charge interest on rent receivables. The Company acquires notes and mortgage loans receivable primarily as partial proceeds in the sale of properties.  Interest income on these notes are recorded on an accrual basis. However, when circumstances indicate that the ultimate collection of a receivable is doubtful, revenue is recorded on a cash basis.  Indicators of possible doubtful collection may include bankruptcy filings and anticipated work-out agreements.  In addition, if the Company has collected no payments on a particular receivable for over five months, revenue is recorded on a cash basis as well.  Once a lease receivable has been placed on cash basis accounting, it will remain on that basis until there have been several months of on-time payments received.  See Footnote 4 for information on receivables over 90 days past due.

Allowance for Doubtful Accounts

The Company regularly analyzes its receivables on an individual basis for uncollectibility and the related reserves are analyzed for adequacy. Accounts receivable balances that are $20,000 or more and have been outstanding for 60 days or more are reviewed.  All balances due from these tenants are reviewed and evaluated, including rent receivables, notes receivable, mortgage loans receivable, interest receivable and deferred rent receivables. All information regarding the creditworthiness of the tenants and debtors are reviewed, including bankruptcy filings and financial statements.  Company policy is to review at least 90% of the accounts receivable that are over 90 days past due. Once a reserve has been established for a tenant or debtor, the Company maintains that reserve until there has been a proven history of cash payment performance.  After at least two months of cash payments, the circumstances pertaining to the tenant or debtor is reevaluated to estimate the ultimate collectibility of the receivable.  Receivables are written-off only upon written approval by a member of the executive management of the Company.

Each note and mortgage loan receivable with amounts past due for over 5 months or which are otherwise problematic or of concern due to other factors are included in the analysis.  The Company evaluates its notes and mortgage loans receivables in accordance with FASB Statement No. 114, “Accounting by Creditors for Impairment of a Loan.”  A note or mortgage is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  When a loan is impaired, the impairment is measured based on the excess of the recorded investment in the loan over either (1) the present value of expected future cash flows (including costs to sell, if applicable) discounted at the loan’s effective interest rate, or (2) the fair value of the collateral if the loan is collateral dependent or if foreclosure is probable.  A loan is collateral dependent if the repayment of the loan is expected to be provided solely by the underlying collateral.  Impairments are recognized by creating a valuation allowance with a corresponding charge to provision for doubtful accounts or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to provisions for doubtful accounts.  Subsequent to the initial measurement of impairment, if there is a significant change in the amount or timing of an impaired loan’s expected future cash flows or the fair value of the collateral, or if actual cash flows are significantly different from the cash flows previously projected, the Company recalculates the impairment and adjusts the valuation allowance.

Construction in Progress

The Company’s construction in progress consists of land and improvements for the development of restaurant, service station and other service retail properties.  The Company accumulates costs to develop new retail properties as construction in progress.  These developed properties are transferred from construction in progress to land, building and improvements once complete and accounted for under the Company’s current property depreciation policies based on historical costs.  In addition, the Company capitalizes interest during the period of time required to get the retail properties ready for their intended use.  The Company capitalized interest of $52,000 and $739,000 in 2001 and 2000, respectively.  No interest was capitalized in 2002.

Long-Lived Assets

Long-lived assets include real estate, direct financing leases, and intangibles which are evaluated on an individual asset basis.  Intangible assets were recorded for the excess of cost over the net investment in direct financing leases in 1986.  These intangible assets are being amortized and evaluated in accordance with the requirements of SFAS No. 142, “Goodwill and Other Intangible Assets” effective January 1, 2002.  The Company’s management routinely reviews its investments for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Indicators of possible impairment include default of lease terms, non-payment or late payment of rents, decreases in tenant’s sales levels and general declines in the success of the operating brand names of its tenants.  When these indicators are present, the Company reviews the circumstances of the indicator and, if an impairment is required because estimated undiscounted cash flows are less than the carrying amount of the asset, secures an estimate of fair market value of the property affected.   On January 1, 2002, the Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.  This statement requires current and historical results of operations for disposed properties and assets classified as held for sale that occur subsequent to January 1, 2002 to be reclassified and presented separately as discontinued operations. The operating results of properties disposed of subsequent to January 1, 2002, as well as the net gain on disposal are included in the Consolidated Statement of Operations under the caption “Income from discontinued operations.”

A long-lived asset is classified as held for sale when the Company’s management commits to a plan to sell the asset, the asset is available for immediate sale, a program to sell the asset at its estimated marked value has been initiated, the sale of the asset is probable within one year, and it is unlikely that the plan to sell will change.  An asset classified as held for sale is recorded at the lower of net book value or estimated selling price less cost to sell.

Concentration of Risk

The Company mitigates its concentration of risk by diversifying the number of restaurant concepts operating on its properties, with no one concept except Burger King® (21.08%) accounting for more than 8.09% of the Company’s total properties.  The properties are further diversified by the number of tenants, with no tenant operating more than 10% of the Company’s total properties.  Geographically, the Company has properties located in 48 states, with no state except Texas (30.76%) accounting for more that 6.74% of the Company’s properties.

Income Taxes

The Company has continuously elected to be taxed as a REIT for federal income tax purposes since October 15, 1997 as provided under the Internal Revenue Code of 1986, as amended.  As a result, the Company generally will not be subject to federal income taxation if it distributes 90% of its REIT taxable income to its stockholders and satisfies certain other requirements.  The Company believes it qualified as a REIT for the taxable period ended December 31, 2002, and anticipates that its method of operations will enable it to continue to satisfy the requirements for such qualification.

In 2001, the Company formed Fuel Supply Inc. (“FSI”), a taxable REIT subsidiary, to operate the Company’s vacant properties on an interim basis.  This taxable REIT subsidiary is subject to federal income taxes.  The income tax provisions are based on pretax financial accounting income or loss.  The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”, which uses the liability method to calculate deferred income taxes.  Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts.  The realization of deferred tax assets is based on historical tax positions and expectations about future taxable income.

Income tax expense (excluding franchise taxes) was $79,000 and $31,000 for the years ended December 31, 2002 and 2001, respectively and is included under the caption “Retail general and administrative expenses” in the Consolidated Statement of Operations.  The Company’s only significant deferred tax assets are its net operating loss carryforwards at December 31, 2002 and 2001, which have a full valuation allowance.

Investments

The Company records its investments in debt and equity securities at their fair value, except for debt securities that the Company intends to hold to maturity or equity securities that are not readily marketable, which are accounted for under the equity or cost method.  The Company classifies debt securities as either available for sale, or as trading securities when the Company intends to sell the security in the near future.  The difference between cost and fair market value of available for sale securities is recorded as a component of other comprehensive operations.  The difference between cost and fair market value of trading securities is recorded as a component of interest income.

The equity method is used to account for investments in equity securities in which the Company has significant influence but does not have controlling interest, including those investments in which the Company’s ownership may be less than 20%.  Investments in equity securities in which the Company has a minor interest and does not exercise significant influence or investments that do not have readily determinable fair values are accounted for using the cost method.  (See Note 5)

Earnings Per Share of Common Stock

Basic earnings per share are computed based upon the weighted average number of common shares outstanding.  Diluted earnings per share reflects the dilutive effect of stock options, stock on which the price is guaranteed (“Guaranteed Stock”), on contingent shares or units relating to the termination of the QSV management contract, convertible Preferred Stock and OP units (collectively “Common Stock Equivalents”).  These Common Stock Equivalents were dilutive in 2002 except for convertible Preferred Stock.  All Common Stock Equivalents were antidilutive in 2001 and 2000.  (See Notes 6 and 11)  A reconciliation of the basic and diluted weighted average shares is as follows (in thousands, except per share data):

	Years ended December 31,
	2002	2001	2000
Net income (loss) allocable to common stockholders	$7,166	$(25,714)	$(7,147)

Weighted average common shares outstanding	19,660	17,999	15,404
Common stock equivalents	102	—	—
Common shares and common stock equivalents	19,762	17,999	15,404

Net income (loss) per common share:
Basic and diluted	$0.36	$(1.43)	$(0.46)

Anti-dilutive common stock equivalents excluded:
Convertible preferred stock	3,453	3,453	3,453
OP units	—	134	1,286
Guaranteed stock	—	81	188
Contingent stock	—	—	820
Stock options	—	33	—

Equity-Based Compensation

Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” establishes a method of accounting whereby recognized option pricing models are used to estimate the fair value of equity based compensation, including options.  This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees.  Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Statement of Financial Accounting Standard (“SFAS”) No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosures” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensations” and provides new transition methods if an entity adopts the fair value based method of valuing stock-based compensation as well as requiring additional disclosures in interim and annual financial statements.  At this time, the Company intends to continue to utilize the intrinsic value model of accounting for stock option grants whichs result in compensation costs equal to the excess, if any, of the fair value of the Company’s stock at the measurement date above the stock options strike price.  Pro-forma disclosures are as follows (in thousands, except per share data):

	2002	2001	2000

Net income (loss) allocable to common stockholders, as reported	$7,166	$(25,714)	$(7,147)
Stock-based compensation recognized	315	321	—
	7,481	(25,393)	(7,147)
Pro-forma stock-based compensation	(160)	(139)	(436)
Pro-forma net income (loss) allocable to common stockholders	$7,321	$(25,532)	$(7,583)

Basic and diluted income (loss) per share:
As reported – basic and diluted	$0.36	$(1.43)	$(0.46)
Pro-forma – basic	$0.37	$(1.42)	$(0.49)
Pro-forma – diluted	$0.37	$(1.42)	$(0.49)

Stock options:
Pro-forma estimated compensation value per options granted	$2.01	$2.15	$1.61

Comprehensive Income

Comprehensive income items are revenues, expenses, gains and losses that under accounting principles generally accepted in the United States of America are excluded from current period net income and reflected as a component of equity.  The Company records comprehensive income related to its unrealized gains and losses on investments classified as available for sale and its unrealized gains and losses on derivative instruments that are classified as cash flow hedges.

Minority Interest

The net proceeds from the issuance of $55,000,000 of 8.5% preferred partnership interest issued in 1999 by a subsidiary of the Company is recorded as minority interest.  Minority interests were recorded for the 131,915 and 14,254 OP units issued in 1999 and 1998, respectively, in conjunction with certain property acquisitions.  These units were recorded at the fair value of the units on the date of the transaction based on the market value of a share of Common Stock.  During 2001 and 2000, 2,429 and 11,825 of the OP units issued in 1998 in conjunction with property acquisitions were converted to Common Stock or purchased from the unitholder.  During 2002, all 131,915 of the OP units issued in 1999 were converted to Common Stock.  As of December 31, 2002, all OP units were owned by the Company.

Segment Reporting

Effective in 2001, with the formation of FSI and the commencement of retail operations, the Company has two operating segments, real estate and retail.  Operating segments are defined as components of the Company for which separate financial information is available that is evaluated by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.  (See Note 13)

Real Estate.  Real estate activities are comprised of property management, acquisition and development operations and related business objectives.  The Company derives its revenues primarily from rental income received on its 816 restaurant and service station properties located throughout 48 states.

Retail.  Commencing in 2001, the Company formed FSI, which began retail sales.  At December 31, 2002, FSI had operations at 26 service stations, three restaurants, and one car wash.  Revenues from this segment are generated from the gasoline, food and convenience store sales at these 30 locations.

Environmental Remediation Costs

The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable.  Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remediation feasibility study.  Such accruals are adjusted as further information develops or circumstances change.  Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.  Under the terms of the Company’s standard lease agreement, the tenant is responsible for environmental remediation and is required to maintain standard environmental insurance.  The Company’s management is not aware of any environmental remediation obligations that would materially affect the operations, financial position or cash flows of the Company as of December 31, 2002 or 2001.

Derivative Financial Instruments

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended, was effective for the Company January 1, 2001.  This standard requires that all derivative financial instruments be recognized as either assets or liabilities on the balance sheet at their fair values and that accounting for the changes in the fair values is dependent upon the intended use of the derivatives and their resulting designations.  If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings.  If the derivative is designated as a cash-flow hedge, changes in fair value of the derivative will be recorded in other comprehensive income and will be recognized in the income statement when the hedged item affects earnings.  SFAS No. 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting.  For a derivative that does not qualify as a hedge, changes in fair value are recognized in earnings.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

New Accounting Pronouncements

SFAS No. 143, “Accounting for Asset Retirement Obligations” was issued in June 2001, and was adopted by the Company on January 1, 2003.  This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs.  As a result of adopting SFAS No. 143, the Company capitalized net asset retirement costs of $325,000, recorded asset retirement obligations of $595,000 and recorded a cumulative effect of change in accounting principle of $270,000 on January 1, 2003.   The retirement obligations recorded relate to the estimated future costs for the removal of tanks, fuel lines and other required modifications to the Company’s gas stations.

SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” was issued in April 2002 and is effective for fiscal years beginning after May 15, 2002.  Portions of the Statement that are applicable to the Company include the rescission of FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, and an amendment to FASB Statement No. 13, “Accounting for Leases”, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. When the Company adopts FASB Statement No. 145, any gain or loss on extinguishment of debt will be included in income from continuing operations, rather than as an extraordinary item.  In addition, $26,000 and $944,000 of losses from early extinguishment of debt that occurred in 2002 and 2001, respectively, has been reclassified from extraordinary items into continuing operations interest as expense.

SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” was issued in June 2002 and will be effective for exit or disposal activities subsequent to December 31, 2002.  The Company anticipates no material impact on its financial statements from the adoption of this accounting standard.

SFAS No. 148, “Accounting for Stock-Based Compensation —Transition and Disclosure, an amendment of FASB Statement No. 123,” was issued in December 2002 and provides new transition methods if an entity adopts the fair value based method of valuing stock-based compensation suggested in SFAS No. 123 “Accounting for Stock-Based Compensation,” as well as requiring additional disclosures in interim and annual financial statements.  At this time, the Company does not intend to adopt SFAS No. 123, so the impact of this new Standard is expected to be limited to the additional disclosure requirements beginning with the first interim period of 2003.

FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” requires disclosures beginning with financial statements ending after December 15, 2002 and requires liability recognition beginning January 1, 2003.  The Company has made commitments to remodel certain properties.  As of December 31, 2002, the Company had 9 Burger King restaurants and one car wash with remodeling grants available totaling approximately $515,000.

FIN No. 46, “Consolidation of Variable Interest Entities” was issued in January 2003.  This interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” applies immediately to variable interest entities created after January 31, 2003 and applies to the first period beginning after June 15, 2003 to entities acquired before February 1, 2003.  This FIN does not affect the Company at this time as it has no interests that would require consolidation under this Interpretation.

3.                                      Property

On January 1, 2002, the Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.  This statement requires current and historical results of operations for disposed properties and assets classified as held for sale that occur subsequent to January 1, 2002 to be reclassified and presented separately as discontinued operations.   Results of discontinued operations relate to the sale or disposal of 46 properties during 2002 and 37 properties during the six months ended June 30, 2003.  The operating results of these properties as well as the net gain on disposal are included in the Consolidated Statement of Operations under the caption “Income from discontinued operations” as follows (in thousands):

	Years ended December 31,
	2002	2001	2000

Revenues	$4,247	$5,051	$6,131
Depreciation and amortization	(1,336)	(2,108)	(1,936)
Impairment of long-lived assets	(1,384)	(2,245)	(986)
Other expenses	(925)	(376)	(888)
	602	322	2,321
Gain on sale of property	4,241	—	—
Income from discontinued operations	$4,843	$322	$2,321

Acquisitions

During the six months ended June 30, 2003, the Company paid $3,923,000 in cash and $12,000,000 in mortgage notes receivable for the acquisition of 22 properties, of which 15 were Captain D’s locations.

During 2002, the Company paid $17,332,000 in cash and $20,000,000 in mortgage notes receivable for the acquisition of 51 properties, comprised of 18 Shoney’s and 33 Captain D’s locations.  The Company also paid $2,104,000 for other land and building additions and $519,000 for machinery and equipment additions.

During 2001, the Company repossessed two properties secured by two notes and capitalized these properties at the net book value of the notes, which was less than the fair value of the properties.  The Company also acquired one building from a tenant who defaulted on a land-only lease.  The building was recorded at the carrying value of the receivable due from the tenant, which was less than the fair market value of the building.  During the year, the Company transferred $8,541,000 of construction costs associated with land on which no further development is intended to be performed, from construction in progress to land, building and equipment and made property additions in the amount of $1,989,000.

During 2000, the Company acquired eight properties, including the repossession of one property that secured a note receivable.  The aggregate consideration paid for these acquisitions, including the value of construction in progress additions for the year, was $17,072,000 in land and building costs, and $140,000 in machinery and equipment.

Dispositions

During the six months ended June 30, 2003, the Company sold or disposed of 37 properties for cash of  $21,062,000, net of closing costs. In accordance with SFAS No. 66, “Accounting for Real Estate Sales”, the Company deferred  $689,000 of gains on sale as collectibility of certain notes receivable was uncertain.  These deferred gains will be recognized using the installment method of accounting.

During 2002, the Company sold or disposed of 46 properties for cash of $24,393,000, net of closing costs, and notes receivable of $3,905,000, resulting in a gain of $4,241,000.  The Company deferred gains on these sales equal to $831,000, as collectibility of certain notes receivable was uncertain.

During 2001, the Company sold or disposed of 41 properties for cash of $23,072,000, net of closing costs and notes receivable of  $1,308,000, resulting in a gain of $3,607,000.  The Company deferred gains on these sales equal to $97,000 as collectibility of certain notes receivable was uncertain.

During 2000, the Company sold or disposed of 70 properties for cash of $47,588,000, net of closing costs and notes receivable of $1,233,000, resulting in a gain of $2,725,000.  The Company did not defer any gains on the sale of these properties.

Asset Impairment

As a result of the Company’s regular analysis of its real estate to determine if circumstances indicate that the carrying amount of an asset may not be recoverable, the Company recorded total impairment charges of $2,406,000, $18,445,000 and $6,106,000 for the years ended December 31, 2002, 2001 and 2000, respectively.  Of the total impairment charges recorded, $1,384,000, $2,245,000 and $986,000 for 2002, 2001 and 2000, respectively, are included in the Company’s Consolidated Statements of Operations as “Income from discontinued operations.”

The assets classified as held for sale as of December 31, 2001 of $22,071,000 were reclassified to held and used during the second quarter of 2002 because the assets no longer met the criteria to continue to be classified as held for sale.  The change in circumstances resulted from the termination of a sales agreement for the assets by the potential purchaser during the second quarter of 2002, followed by the Company’s decision to operate the assets for the foreseeable future.  As required by FASB Statement No. 144, at the time the assets were reclassified, the Company estimated the fair value of each asset individually, and recorded each asset at the lower of its (a) carrying amount before the asset was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the asset been continuously classified as held and used, or (b) fair value.  In the second quarter of 2002, the Company recorded  $610,000 of impairment charges related to these assets as well as depreciation expense of $690,000 for the period April 1, 2001 through June 30, 2002, the period of time that these assets were classified as held for sale.

4.                                      Other Balance Sheet Information

	December 31,
	2002	2001
	(in thousands)

Deferred financing costs and intangibles, net
Deferred financing costs and intangibles	$24,856	$28,143
Less accumulated amortization	(14,921)	(15,760)
	$9,935	$12,383

Accounts payable and accrued liabilities
Accounts payable and accrued expenses	$10,109	$10,656
Accrued interest expense	3,254	3,280
Unearned income	4,779	4,319
	$18,142	$18,255

As of December 31, 2002, the maturities of all notes receivable and mortgage loans receivable for the next five years are as follows (in thousands):

	Notes Receivable	Mortgage Loans Receivable
2003	$1,909	$18,554
2004	1,253	—
2005	1,088	—
2006	1,386	—
2007	2,867	—
Later	5,401	16,961
	$13,904	$35,515
Less: commitment fees	(463)	—
Less: allowance for doubtful accounts	(3,636)	(583)
	$9,805	$34,932

The Company has significant mortgage notes receivable due from Lyon’s of California, Inc. (“Lyons”).  These notes are secured by certain Lyons restaurant properties and are partially guaranteed by ICH Corporation (“ICH”), the former owner of Lyon’s.  Sybra, Inc. (“Sybra”), a former wholly owned subsidiary of ICH, was the lessee of 59 of the Company’s Arby’s® restaurants, making it the Company’s largest tenant.

In 2001, the Company was notified that Lyons had filed for protection under Chapter 11 of the bankruptcy code. Therefore, in 2001, the Company recorded reserves of $2,500,000 and $275,000 on the balances due from Lyons and ICH, respectively.   Interest income associated with the Lyons notes has not been recognized since September 2001.  All post-bankruptcy rent continued to be collected from Sybra. Annual rent on the Sybra properties is approximately $4,619,000. In 2002, the Company was notified that ICH and Sybra had filed for protection under Chapter 11 of the bankruptcy code.

During 2002, Lyons emerged from Chapter 11 Bankruptcy and per the terms of the Plan of Reorganization approved by the United States Bankruptcy Court, certain Lyons restaurants will be sold in order to compensate its creditors.   The Company will receive some of the proceeds as these properties are sold. In addition, the Plan of Reorganization provides for the payment of franchise royalties and cash payments from the cash flow of the Lyons in Sacramento, CA, of which the Company will most likely also be one of the recipients.  The timing and exact amounts to be collected by the Company from the proceeds on sales of and cash flows from Lyons properties cannot be determined at this time.

In December 2002, pursuant to a Plan of Reorganization approved by the United States Bankruptcy Court, Sybra was acquired by Triarc Companies Inc. (“Triarc”).  Triarc assumed all of the Company’s Sybra leases and is now the Company’s largest tenant. The Bankruptcy Court, in accepting Triarc’s purchase of Sybra, required that the proceeds from the purchase be placed in escrow with the Court for the benefit of the unsecured creditors.  These funds are currently in escrow and the Company expects to receive its share in 2003.

Although the exact amount of recoverability on the Lyons notes is uncertain, the Company expects to recover almost all of the original principal balance because the fair value of the collateral has become more certain.  Therefore, in 2002, the Company reduced the reserve on the Lyons notes by $1,917,000 as a credit to the provision for doubtful accounts. As of December 31, 2002, there was approximately $7,633,000 due on the notes receivable from Lyons, for which $583,000 was reserved. As of December 31, 2002, there was approximately $567,000 due from ICH, of which $275,000 was reserved.  Management will continue to evaluate the collectibility of its receivables from Lyons and ICH as additional factors become known. Due to uncertainties surrounding the bankruptcy of Lyons and ICH, it is reasonably possible that the estimate of the valuation allowances associated with these notes and mortgage loans receivable may change in the near term.

5.                                      Investments

As of December 31, the Company’s investments in debt and equity securities consisted of the following:

	2002	2001
	(In thousands)
Debt securities	$—	$4,465
Cost method investments	3,025	643
Total investments	$3,025	$5,108

The Company’s investments in debt securities are recorded at fair value in accordance with SFAS No. 115.  The  investments in debt securities as of December 31, 2001 consisted of available for sale securities of $2,314,000 and trading securities of $2,151,000.   The available for sale securities consisted of two investments in corporate bonds that were both disposed of in 2002, in which resulted in the reversal of unrealized comprehensive losses totaling $2,522,000 that were recorded in previous periods.   The Company disposed of all of its trading securities in 2002, resulting in a gain on sale of $207,000.

6.              Guaranteed Stock Price and Stock Options

Guaranteed Stock

During 2002, the guarantee on 131,915 OP units, issued in 1999 expired resulting in the issuance of 221,482 shares of Common Stock.  The Company owned 100% of the OP Units that were outstanding as of December 31, 2002.

During 2001, the Company paid the holder of the remaining 2,429 OP units, issued in 1998, approximately $66,000 in settlement of the guaranteed price.  The original issuance in 1998 was 14,254 of OP Units.

During 2000, the guarantee on 11,825 OP units, issued in 1998, terminated under provisions in the guaranty agreements resulting in the issuance of 23,291 additional shares of Common Stock.  In March 2000, the Company liquidated its interest in The Anz Company, LLC and received and cancelled 6,726 shares of Common Stock previously issued to them in settlement of the guarantee associated with the Common Stock issued.

Fixed Stock Option Plan

Under the fixed stock option plan USRP granted QSV options to acquire up to 600,000 shares of Common Stock of the Company, subject to certain adjustments under anti-dilution provisions.  The exercise price of each option was $10.33 which was the average closing price of the security on the New York Stock Exchange for the five trading days immediately after the date of grant.  The options are non-transferable and became exercisable in March 1996.  The term of the options expires in March 2005.  Through December 31, 2000, QSV had exercised 514,923 stock options at the option price of $10.33 for a total purchase price of $5,319,155.  In conjunction with the December 29, 2000 merger between the Company and QSV, the remaining 85,077 options were redistributed to the individual shareholders of QSV.  During 2001, the individual shareholders exercised 53,000 of these options.  During 2002,  32,000 of these options were exercised by the Company’s Chief Executive Officer.

In accordance with SFAS 123, the fair value of each option is estimated on the date of grant using the binomial option-pricing model with the following weighted-average assumptions: dividend yield of 7.3 percent for all years, expected volatility of 17.8 percent, risk free interest rate of 5.7 percent for the options, and expected lives of four years for the plan options.  As of March 17, 1995, the 600,000 options had a fair value as of the grant date of $724,000 representing a value per option of $1.21.

Flexible Incentive Plan

Under the Flexible Incentive Plan (“Incentive Plan”) adopted in 1998, the Company may grant stock options to purchase Common Stock of the Company.  Pursuant to this Incentive Plan, stock options may be granted at any time and the aggregate outstanding options that can be granted shall be at an amount equal to or less than 4.9% of the Company’s issued and outstanding shares of Common Stock at the date of grant.  Options may be exercised through either the payment of cash or the transfer of shares of the Company’s Common Stock owned by the optionee.  The following is a summary of options outstanding by range of exercise price:

	$11.00- $13.00	$15.50- $22.00	All Options
Options Outstanding	163,000	45,500	208,500
Average option price per share	$11.35	$17.79	$12.75
Weighted average contractual life	8.5	6.2	8.0
Options Exercisable	140,500	45,500	186,000
Average option price per share	$11.19	$17.79	$12.81

The following is a summary of stock option activity for the years ended December 31:

	2002			2001
	Weighted Average Exercise Price at Grant Date	Weighted Average Fair Value at Grant Date	Number	Weighted Average Exercise Price at Grant Date	Weighted Average Fair Value at Grant Date	Number

Options outstanding at beginning of year	$11.89	$—	337,500	$18.87	$—	559,500
Grant equals fair value on grant date	11.00	11.00	15,000	12.23	12.23	24,000
Grant less than fair value on grant date	13.00	14.19	15,000	11.03	12.29	298,000
Grant exceeds fair value on grant date	—	—	—	—	—	—
Exercised	11.00	—	(139,000)	11.08	—	(30,000)
Forfeited	11.00	—	(20,000)	19.05	—	(514,000)
Options outstanding at end of year	$12.75		208,500	$11.89		337,500

Options exercisable at end of year	$12.81		186,000	$12.20		343,208

	2000
	Weighted Average Exercise Price at Grant Date	Weighted Average Fair Value at Grant Date	Number

Options outstanding at beginning of year	$18.70	$—	730,500
Grant equals fair value on grant date	—	—	—
Grant less than fair value on grant date	—	—	—
Grant exceeds fair value on grant date	15.50	11.44	10,000
Exercised	—	—	—
Forfeited	17.76	—	(181,000)
Options outstanding at end of year	$18.87		559,500

Options exercisable at end of year	$20.86		360,125

In accordance with SFAS 123, the fair value of each option is estimated on the date of grant using the binomial option-pricing model with the following weighted-average assumptions: dividend yield of 9.2%, 9.3%, and 9.3% for the years ended December 31, 2002, 2001 and 2000; expected volatility of 28.9%, 27.4% and 22.9% for the years ended December 31, 2002, 2001 and 2000; risk free interest rate of 4.50%, 5.00% and 5.75% for the years ended December 31, 2002, 2001 and 2000; and expected lives of 4.5 years.  The options outstanding at December 31, 2002 had a range of exercise prices of $11.00 to $22.00 and a remaining contractual life of between 5.0 and 9.4 years.  No options expired during the three years ended December 31, 2002.  In accordance with APB Opinion No. 25, the Company recognized $315,000, $321,000 and $0 of compensation expense for the years ended December 31, 2002, 2001 and 2000, respectively.

7.              Lines of Credit, Notes Payable and Derivative Instruments

The Company’s debt at December 31 is summarized as follows (in thousands):

	2002	2001

Line of Credit	$25,000	$—

Notes payable
7 year fixed rate 7.15% senior unsecured notes	$111,000	$111,000
Variable rate certificates	168,220	177,811
Fixed rate 8.22% senior unsecured notes	47,500	47,500
Debt (discount) premium, net	708	(171)
Total notes payable	$327,428	$336,140

Mortgage note payable	$946	$979

Principal debt maturities on the line of credit, notes and mortgages payable as of December 31, 2002 (net of discounts and basis adjustments of $708,000) are as follows (in thousands):

2003	$81,106
2004	9,072
2005	120,606
2006	141,099
2007	783
Total	$352,666

In anticipation of the debt maturities above, management is currently discussing various financing alternatives with its creditors and other third parties. The options being explored include an expansion of the credit agreement and an expansion of the existing borrowings program of the Company, which are secured by Company properties, as described in “Notes Payable” below.  Although there is no guarantee that this debt can be renegotiated with favorable interest rates, management is optimistic that this debt will be refinanced to the advantage of the Company.

Lines of Credit

In May 2002, the Company entered into a Credit Agreement with Bank of America (“the Credit Agreement”), through its subsidiary USRP Funding 2002-A, L.P., for a secured revolving credit facility of $35,000,000, which is subject to a Derivative Exposure Reserve and a Borrowing Base, as defined.  Borrowings under this facility are being used primarily to acquire certain Shoney’s and Captain D’s properties in sale/leaseback transactions.  This facility is secured by the 178 properties owned by USRP Funding 2002-A, L.P. with a borrowing base value in excess of the $35,000,000 limit and a net book value of $98,194,000 as of December 31, 2002.  The Credit Agreement, as originally structured, had a term of up to two years and allows for Base Rate Loans, Eurodollar Loans or a combination of the two.  Base Rate Loans bear interest at 3.0% plus the higher of the Federal Funds Rate plus 0.5% or the Prime Rate.  Eurodollar Loans bear interest at 3.0% plus LIBOR.  The Credit Agreement also provides that up to $10,000,000 of the facility may be used for letters of credit.  There is a 3% fee per annum on outstanding letters of credit as well as a 3% Derivative Exposure Usage Fee under this facility. In May 2003, the Company executed a letter agreement for a one-month extension of the original maturity date of the Credit Agreement to allow time to complete a fourth amendment.  In June 2003, the Company executed the fourth amendment which decreased the maximum borrowing capacity to $30,000,000 effective June 30, 2003, which capacity will be further reduced, effective September 30, 2003 to $20,000,000, and which extended the maturity date to May 31, 2004.  In addition, under the fourth amendment, the Company was granted waivers from compliance with the second and third quarters of 2003 for two of the financial covenants related to distribution limitations and leverage ratio.  All other significant terms of the Credit Agreement were unchanged. As of June 30, 2003, funds available under the Credit Agreement were approximately $11,424,000.  As of August 5, 2003, funds available under the Credit Agreement were approximately $1,264,000.

On July 1, 2002, a limited and temporary waiver and amendment was executed under the Credit Agreement which allowed the Company to borrow funds under this facility to partially finance the purchase of mortgage notes issued by Captain D’s with a face value of $20,000,000 on July 10, 2002.  The amount of this investment, without the waiver, would have violated the limitations on investments under this facility.  The initial waiver period was extended through October 30, 2002.  The Captain D’s mortgage notes bore interest at 12% per annum. By October 31, 2002, all of these mortgage notes had been used as consideration to substantially finance the acquisition of Captain D’s properties.

The First Amendment to the Credit Agreement was entered into during September 2002.  This amendment, which clarified the parties’ original intent, revised the tangible net worth financial covenant.  The tangible net worth requirement was reduced from a minimum of $270,000,000 to $230,000,000, plus 85% of the net cash proceeds of any equity issuance received by the Company after December 31, 2001, calculated on a cumulative basis.

In December 2002, a second limited and temporary waiver and amendment was executed under the Credit Agreement which allowed the Company to borrow funds under this facility to partially finance the purchase of mortgage notes issued by Captain D’s with a face value of $12,000,000 on December 18, 2002.  The amount of this investment, without the waiver, would have violated the limitations on investments under this facility.  The initial waiver period ended June 18, 2003, with extensions of the waiver possible through September 16, 2003.  The Captain D’s mortgage notes bear interest at 12.5% per annum. As of December 31, 2002, the Company held the entire original balance of $12,000,000 of mortgage notes purchased in December 2002.  Prior to the June 30, 2003 expiration of the waiver, the mortgage notes were tendered as partial consideration for the acquisition of 15 Captain D’s properties.

In January 2003 all parties to the Credit Agreement with Bank of America agreed to reduce the number of properties owned by USRP Funding 2002-A, L.P. by five, from 178 properties as of December 31, 2002 to 173 properties as of January 31, 2003.  This reduction is in response to the borrowing base exceeding the maximum limit required of $35,000,000.

In January 2001, the Company entered into an Indenture agreement with Bank of America for a secured bridge facility of $175,000,000.  Proceeds from this bridge facility were used to pay-off the outstanding balance of the OP’s $175,000,000 revolving credit line and the $50,000,000 unsecured term loan from Credit Lyonnais.  The initial term of the bridge loan matured in July 2001, and the Company entered into options to extend the facility through August 31, 2001.  In August 2001, the Company paid the outstanding balance of this bridge facility with the proceeds from the offering of the Certificates (defined below).

In January 2001, the Company entered into a Credit Agreement with Bank of America for an unsecured revolving credit facility in the amount of $7,000,000.   This facility was replaced in the second quarter of 2002 by the $35,000,000 credit agreement (described above).

Notes Payable

In August 2001, the Company completed a $180,000,000 offering of Triple Net Lease Mortgage Certificates (the “Certificates”) through its subsidiary USRP Funding 2001-A, L.P.  Proceeds from the offering were primarily used to repay approximately $156,997,000 outstanding under the Company’s secured bridge facility with Bank of

America and the balance of the net proceeds were used for general corporate purposes including the prepayment of the $27,500,000 Senior B Secured Guaranteed Notes in October 2001.  The Certificates amortize over 15 years, bear interest at the 30 – day LIBOR plus 48 basis points and other associated fees of approximately 52.6 basis points, and have an assumed final distribution or maturity date of August 28, 2006.  As of December 31, 2002, there was $168,220,000 outstanding on the Certificates.  The Certificates are secured by 276 properties with a net book value of $196,202,000. Under the Property Management Agreement associated with these properties, certain covenants and ratios must be maintained.  As of December 31, 2002, the Unencumbered Assets to Unsecured Indebtedness Ratio fell to 1.99, which is slightly below the required minimum of 2.0.  However, the Company received a waiver dated December 31, 2002 on certain covenants in the Amended and Restated Property Management Agreement.   Through June 30, 2003, the waiver allows Unsecured Indebtedness, as defined, to exclude the $12,000,000 of Captain D’s mortgage notes purchased in December 2002.  With this waiver, the Company is in compliance with all ratios and covenants as required by the Certificates and all of its other debt agreements. The Company intends to use the $12,000,000 of mortgage notes as consideration to purchase Captain D’s real estate prior to June 30, 2003, and therefore, does not believe that another covenant violation will occur.  Prior to the June 30, 2003 expiration of the waiver, the mortgage notes were tendered as partial consideration for the acquisition of 15 Captain D’s properties.

On February 26, 1997, the Company issued $40,000,000 in privately placed debt which consisted of $12,500,000 Series A Senior Secured Guaranteed Notes with a 8.06% interest rate, which were due January 31, 2000, and $27,500,000 Series B Senior Secured Guaranteed Notes with a 8.30% interest rate, due January 31, 2002.  In January 1998, the note holders agreed to release the collateral for these notes.  In January 2000, the Company paid the $12,500,000 Series A Senior Secured Guaranteed Notes in full as scheduled.  Effective January 9, 2001, the Company secured the Series B Senior Notes with properties having an aggregate net book value of approximately $38,575,000.  Under the terms of the Waiver and Second Amendment to Note Purchase Agreement, the Company was required to secure the noteholders on the same basis and with similar collateral as that provided to Bank of America.  In October 2001, the Company prepaid the $27,500,000 Series B Senior Secured Guaranteed Notes in full.  In connection with this prepayment, the Company paid $388,000 of make-whole fees and wrote-off $216,000 of unamortized loan origination fees associated with this facility.

On May 12, 1998, the Company issued $111,000,000 of seven year fixed rate senior unsecured notes in a private placement.  The notes bear interest at the rate of 7.15% per annum and are due May 1, 2005.  The net proceeds of the notes were used to repay a portion of a revolving credit agreement and for general corporate purposes.  In conjunction with the note agreement, the underwriters and the Company entered into a rate lock agreement for the purpose of setting the interest rate on these notes.  The fee paid to lock in the rate on these notes payable was approximately $424,000 and is being amortized over the term of the notes as an adjustment to interest expense.  As a result of the Bank of America Credit Agreement and certain guarantees required by it, the subsidiaries of the Company executed a Subsidiary Guaranty for the benefit of these noteholders.

On November 13, 1998, the Company issued $47,500,000 in senior notes in a private placement.  The notes bear interest at the rate of 8.22% per annum and were originally scheduled to mature on August 1, 2003.  The net proceeds were used to repay a portion of a revolving credit agreement and for general corporate purposes.  In conjunction with the note agreement, the underwriters and the Company entered into a rate lock agreement for the purpose of setting the interest rate of these notes.  The fee paid to lock in the rate on these notes was approximately $406,000 and was amortized over the term of the notes as an adjustment to interest expense.  As a result of the Bank of America Credit Agreement and certain guarantees required by it, the subsidiaries of the Company executed a Subsidiary Guaranty for the benefit of these noteholders.  On July 1, 2003, the Company prepaid $23,750,000 of the notes.  In connection with this prepayment, the Company paid $813,000 in accrued interest and incurred a make-whole interest payment of $137,000.  The Company paid the remaining balance in full on July 29, 2003.

On August 10, 1998, the Company assumed a mortgage note payable as part of an office building acquisition.  The mortgage bears interest at a rate of 8.00% per annum with payments of principal and interest due monthly through June 2007.  As of December 31, 2002 and 2001 the balance was $946,000 and $979,000, respectively.

In April 1999, the OP entered into a credit agreement with Credit Lyonnais for an unsecured term loan of $50,000,000.  This credit facility was scheduled to mature in April 2002.  On January 9, 2001, the Company paid the outstanding balance under this facility with proceeds from a bridge loan issued by Bank of America.  In connection with this pay-off, the Company wrote-off approximately $340,000 of unamortized loan origination fees associated with this facility in January 2001.

Derivatives

Derivative financial instruments are utilized by the Company to manage its exposure to market risks from changes in interest rates.  The Company’s derivative financial instruments include interest rate swaps and interest rate collars.  During 2002, the Company recognized $522,000 in income related to the ineffective portion of the interest rate swap with Credit Lyonnais.  A net total of  $1,862,000, representing the effective portion of all of the Company’s designated cash flow hedges, was recorded into other comprehensive loss during 2002.

Effective February 2002, the Company entered into a fixed to floating interest rate swap with Bank of America.  This fixed to floating interest rate swap was on a $25,000,000 notional value on which the Company received a fixed rate of 7.15% and paid a floating rate based on the three month LIBOR plus a spread of 2.92%.  The Company designated this swap as a fair value hedge on the $111,000,000 seven year fixed rate senior unsecured notes payable.  Accordingly, all changes in value of the derivative and hedged item were recorded in earnings.  This interest rate swap, originally scheduled to terminate in May 2005, was terminated by the Company in September 2002.  Proceeds from the termination of $1,105,000 were collected in October 2002.  The gain resulting from the termination of approximately $860,000 was recorded as a basis adjustment to notes payable on the balance sheet and is being amortized over the original term of the derivative, through May 2005.  As of December 31, 2002, the unamortized basis adjustment was $777,000.

In conjunction with the offering of the Certificates, the Company has entered into various interest rate protection agreements, including: an interest rate swap at a fixed rate of 2.42% expiring June 2004 on a notional amount of $25,000,000, an interest rate swap at a fixed rate of 1.9975% expiring August 2003 on a notional amount of $50,000,000, and an interest rate collar with a floor of 4.42% and a ceiling of 6.00% expiring August 2005 on an original notional amount of $80,000,000 which has been reduced to $69,699,000 as of December 31, 2002.  These derivatives effectively lock in $25,000,000 at 3.426% (2.42% plus 1.006%) through June 2004, lock in $50,000,000 at 3.004% (1.9975% plus 1.006%) through August 2003, and lock in $69,699,000 as of December 31, 2002 at between 5.4260% (4.42% plus 1.006%) and 7.006% (6.0% plus 1.006%) through August 2005.

Effective July 3, 2000, the Company entered into an interest rate swap with Credit Lyonnais for a notional amount of $50,000,000 on which the Company pays a fixed rate of 7.05% and receives a variable rate based upon LIBOR.  The interest rate swap agreement terminates in May 2003 but may be terminated earlier subject to certain restrictions.  The agreement calls for the net settlement to be paid or received quarterly.  This swap is secured by two properties with an aggregate net book value of $679,000.  The adoption of SFAS No. 133 as of January 1, 2001 resulted in the recognition of a liability of $1,474,000 with a cumulative effect adjustment to other comprehensive income of $1,474,000.  The interest rate swap was designated as a cash flow hedge of the variable rate interest payments related to the Company’s term loan with Credit Lyonnais.  As previously discussed, during January 2001, the Company repaid the Credit Lyonnais term loan in full with proceeds from a bridge loan. Accordingly, the cash flow hedge relationship was terminated, and the $1,474,000 in accumulated other comprehensive operations was reclassified to earnings over a six-month period, which was the anticipated term of the bridge loan.  From January 2001 until August 2001, this interest rate swap was not designated as a hedge, and accordingly all changes in value were recorded directly to earnings.  In connection with the completion of the Certificate offering, the Company designated this interest rate swap as a cash flow hedge of the variable interest rate payments on $50,000,000 of the Certificates.  The Company reduced the notional amount of this interest rate swap by $20,000,000 during 2001 for a cost of approximately $1,405,000.  During the first quarter of 2002, the Company paid $549,000 to reduce the notional amount of this interest rate swap to $15,000,000 effective May 13, 2002.

8.              Investments and Commitments as Lessor

The Company leases land and buildings to the operators of a variety of national and regional fast food chain and casual dining restaurants.  The building portion of these leases on six of these properties, which are leased by Burger King Corporation (“BKC”) franchisees, is accounted for as direct financing leases while the land portion is accounted for as an operating lease.  These leases generally provide for a term of 20 years from the opening of the related restaurant, and do not contain renewal options.  The Company, however, has agreed to renew a franchise lease if BKC or any of the other franchise chains renews or extends the lessee’s franchise agreement.

As of December 31, 2002, the remaining lease terms of all leases ranged from one to 23 years and include various renewal options.  The leases provide for minimum rents and contingent rents based on a percentage of each restaurant’s sales, and requires the franchisee to pay executory costs.

Minimum future lease receipts for years ending December 31 are as follows (in thousands):

	Direct financing leases	Operating leases

2003	$304	$62,217
2004	144	60,926
2005	109	59,239
2006	89	57,714
2007	89	56,060
Later	829	535,381
Total	$1,564	$831,537

	December 31,
	2002	2001
Net investment in direct financing leases is as follows (in thousands):
Minimum future lease receipts	$1,564	$966
Estimated unguaranteed residual values	195	864
Unearned amount representing interest	(1,241)	(530)
Total	$518	$1,300

Real estate rental income from continuing operations for the years ending December 31 is as follows (in thousands):

	2002	2001	2000
Real estate rental income:
Minimum rental income	$57,707	$57,815	$62,081
Contingent rental income	3,870	4,456	5,153
	$61,577	$62,271	$67,234

Real estate rental income from discontinued operations was $3,513,000, $4,876,000 and $5,435,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

If Burger King properties are not adequately maintained during the term of the tenant leases, the 172 such properties may have to be rebuilt before the leases can be renewed, either by the Company as it considers necessary or pursuant to Burger King’s successor policy.  The successor policy, which is subject to change from time to time at Burger King’s discretion, is intended to encourage the reconstruction, expansion, or other improvement of older Burger King restaurants and generally affects properties that are more than ten years old or are the subject of a franchise agreement that will expire within five years.

Under the current OP limited partnership agreement, Burger King can require that a restaurant property be rebuilt.  If the tenant does not elect to undertake the rebuilding, the Company would be required to make the required improvement itself.  However, as a condition to requiring the Company to rebuild, Burger King would be required to pay the Company its percentage share (“Burger King’s Percentage Share”) of the rebuilding costs.  Such percentage share would be equal to (i) the average franchise royalty fee percentage rate payable to Burger King with respect to such restaurant, divided by (ii) the aggregate of such average franchise royalty fee percentage rate and the average percentage rate payable to the OP with respect of such restaurant property.  The Company believes that Burger King’s Percentage Share of the rebuilding costs would typically be 32% for a restaurant property.  Typically, the cost to the Company for rebuilding is approximately $50,000 per restaurant.

Management believes it is unlikely that any material amount of rebuilding of Burger King restaurant properties will be required in the next several years, if ever.

The Company has implemented an early renewal program pursuant to which the Company offers remodeling grants to tenants in consideration for renewing and restructuring leases.  In 2002, the Company paid $592,000 for remodeling costs under this program.  The Company considers the remodeling financing to be prudent given the increased sales resulting at the remodeled restaurants and the lower costs incurred because of the early lease renewals.

9.              Commitments and Contingencies

The land at 95 properties is leased by the Company from third party lessors.  The land portions are generally operating leases, provide for an original term of 20 years, and most are renewable at the Company’s option.  As of December 31, 2002, the remaining lease terms (excluding renewal option terms) expire from one to 17 years.

Minimum future lease obligations for years ending December 31 are as follows (in thousands):

2003	$3,766
2004	3,202
2005	2,766
2006	2,289
2007	1,869
Later	7,548
Total minimum obligations (a)	$21,440

(a)          Minimum lease obligations have not been reduced by minimum sublease rentals.

Ground rent expense from continuing operations for the years ended December 31 is as follows (in thousands):

	2002	2001	2000
Ground rent expense
Reimbursable ground rent expense	$2,998	$3,153	$3,084
Non-reimbursable ground rent expense	592	548	501
Contingent rental expense	10	1	52
Total	$3,600	$3,702	$3,637

Ground rent expense from discontinued operations was $673,000, $697,000 and $696,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

The OP and various of its subsidiaries are parties to certain lease agreements which provide that, as landlord, they will fund a portion of capital improvements to be made by the tenant over the life of the lease.  In 2002, the Company paid $592,000 for remodeling costs under this program.

Prior to 2001, the Company lost a case at the trial court level. After the judgment of specific performance was entered against the Company for a total of $550,000, plus interest and attorneys’ fees, USRP posted a $783,000 bond and appealed the damage award of the trial court, arguing that the court provided erroneous instructions as to the measure of damages and improperly excluded the Company’s expert witness.  USRP accrued $425,000 for this case, based on the amount of the judgment, less the underlying value of the notes receivable which the Company would be required to purchase if the verdict was ultimately upheld.  USRP prevailed on appeal and the judgment was reversed and remanded for a new trial.  The same judge who presided over the initial trial also presided over the retrial. A verdict was issued against the Company.  The case is currently on appeal with the Supreme Court of Texas,

which has requested a response from the plaintiff.   The Petition is currently pending.  At this time, management and management’s counsel cannot determine the likely outcome; however, the Company believes it will prevail at the Supreme Court level.  Management intends to vigorously defend this action.

The Company is subject to various legal proceedings in the ordinary course of business.  The resolution of these matters cannot be predicted with any certainty, but management believes the final outcome of such matters will not have a material effect on the financial position, results of operations or cash flows of the Company.

10.  Related Party Transactions

In March 2000, the Company advanced $400,000 to Mr. Stetson, the Company’s Chief Executive Officer, for the purchase of the Common Stock of the Company.  The promissory note provides for an interest rate of 7.0% per annum and quarterly payments of interest only through December 2005, with a final payment of principal and interest due in March, 2006.  Pursuant to the note agreement, Mr. Stetson has pledged the Common Stock purchased with the note proceeds as collateral for the loan.  This note is classified as “Loans to stockholders for common stock” on the balance sheet.  During the third quarter of 2002, this promissory note was paid down by $125,000.  At December 31, 2002, there was a balance of $275,000 due on this note.  Effective September 22, 2000, Mr. Stetson executed a second promissory note in the amount of $300,000 in exchange for which he received 35,037 restricted shares of the Company’s Common Stock (calculated based on a value of $8.5625 per share).  Second, the Company advanced Mr. Stetson $75,000 under a third promissory note to be used for the sole purpose of acquiring shares of the Company’s Common Stock in the open market.  Both notes bore interest at 7.0% per annum and provided for quarterly payments of interest only through July 2006, with a final payment of principal and interest due in October 2006.  In addition, both notes were secured by the restricted Common Stock and stock purchased with the proceeds of the notes. Both of these notes were classified as “Loans to stockholders for common stock” on the balance sheet.  During the third quarter of 2002, these promissory notes were paid in full pursuant to an agreement between Mr. Stetson and the Board of Directors in December 2001.  As a result of payments on the three notes, the pledges of stock were released.

On December 20, 2000, USRP/HCI Partnership 1, L.P., a subsidiary of the Company (“HJV”), made an advance to the preferred interest holder in the amount of $700,000.  Under the terms of the advance agreement dated December 1, 2000, the $700,000 advance bore interest at an annual interest rate of 9.0%.   This advance was paid in full as scheduled in April 2001.

In conjunction with the merger between the Company and QSV Properties, Inc., the former managing partner of USRP, the Company’s predecessor, the Company assumed a note receivable from Mr. Stetson in the amount of $959,000 due on January 22, 2001 with an interest rate of 10.00% as well as a note payable to Mr. Darrel L. Rolph, who was then a director of the Company, for $959,000 due on January 22, 2001 with an interest rate of 10.00%.  Both the note receivable and note payable were paid in full on the scheduled due date.

In connection with their resignations from the Company’s board of directors in March 2001, Messrs. Margolin, Rolph and Rolph entered into Noncompetition and Release Agreements with the Company pursuant to which each of them agreed not to (a) submit or cause the submission of any proposals or nominations of candidates for election as directors of the Company or (b) solicit proxies from any of the Company’s stockholders, in each case prior to December 31, 2003.  Additionally, Mr. Margolin agreed not to directly or indirectly own manage, control, participate in, invest in or provide consulting services to any entity or business organization that engages in or owns, invests in, manages or controls any venture engaged in the ownership, management, acquisition or development of restaurant, gasoline and convenience store properties similar to those of the Company and its affiliates for the one-year period ended March 9, 2002.  As consideration under such agreement and in connection with the termination of Mr. Margolin’s employment agreement with the Company, the Company paid Mr. Margolin $800,000 in severance compensation which was expensed during the quarter ended March 31, 2001.  Similarly, each of the Rolphs agreed not to directly or indirectly compete with the Company, other than through the restaurant operations of the Rolphs in existence as of March 2001.

On August 27, 2001, as part of the employment arrangement with the Company’s former Chief Financial Officer and Chief Operating Officer, H.G. Carrington, Jr., the Company advanced Mr. Carrington $550,000 for the purpose of acquiring shares of the Company’s Common Stock.  The promissory note provided for an interest rate of 5.0% per annum and quarterly payments of interest only through May 2006, with a final payment of principal and interest due in August 2006.  This $550,000 note, which was classified as a “Loan to stockholders for common stock” on the balance sheet was paid in full in October 2002.

Pursuant to an agreement between Harry O. Davis, the Company’s Chief Operating Officer, and the Board of Directors, in January 2002, the Company advanced Mr. Davis $24,000 for the purpose of acquiring shares of the Company’s Common Stock.  The promissory note provides for an interest rate of 6.0% per annum and quarterly payments of interest only beginning in April 2002 through December 2006, with a final payment of principal and all unpaid interest in January 2007.  This note is classified as a “Loan to stockholders for common stock” on the balance sheet.

On January 24, 2002, Lone Star U.S. Acquisitions LLC (an affiliate of the Lone Star Holders described in Note 11 below), the OP, LSF 4 Acquisition, LLC and Shoney’s Inc. entered into an Agreement and Plan of Merger pursuant to which LSF 4 Acquisition, LLC would merge into Shoney’s, with Shoney’s being the surviving entity.  Pursuant to the terms of the merger, which was consummated on April 10, 2002, all of the outstanding shares of common stock of Shoney’s were cancelled and converted into the right to receive $0.36 in cash and each outstanding membership interest in LSF 4 Acquisition, LLC (owned 90.1% by Lone Star U.S. Acquisitions and 9.9% by the OP) would be converted into and exchanged for 100 shares of common stock of Shoney’s, as the surviving entity in the merger.  Under  the terms of the limited liability company agreement, Lone Star Acquisitions contributed 90.1% of the initial capital and the OP contributed 9.9% of the initial capital to LSF 4 Acquisition, LLC.  Pursuant to the terms of financing arrangements entered into in conjunction with the merger, the OP now owns 7.5% of the equity of the sole shareholder of Shoney’s.  In addition, the OP has no obligation to fund any capital requirements of the entity, other than its initial capital contribution.  However, in December 2002, the OP did contribute an additional $892,000 as part of a capital call.  In the event there is another capital call by Shoney’s and the Company chooses not to participate, no penalties will be incurred by the Company, but the Company’s percentage ownership in Shoney’s will be diluted.  The Company had completed the purchase of 51 properties from Shoney’s as of December 31, 2002 and intends to acquire additional properties in the near future.  The Company’s investments in Shoney’s as of December 31, 2002 consist of an investment in common stock of $2,384,000, mortgage loans receivable of $18,498,000 and real estate purchased and leased back to Shoney’s of approximately $37,332,000.

In order to satisfy franchisor requirements, the Managing General Partner of Arkansas Restaurants #10 L.P. (“ARK #10”) is owned by Robert J. Stetson, the chief executive officer and member of the board of directors of the Company.  Mr. Stetson receives no compensation for this role.  ARK #10 was established to hold and operate six locations.  The Burger King operations were either sold to third parties or closed in 1999.  At December 31, 1999, a note receivable of $1,187,000 was due from ARK #10 for which the Company had reserved $1,141,000 as an allowance for uncollectibility.  The note receivable was due on July 1, 2016 and had an interest rate of 9.0% per annum.  During 2000, the Company determined that the reduced operations of ARK #10 made collection of this note improbable and wrote down the note against the established reserve.  The Schlotzsky’s franchise was transferred to the Company effective October 1, 2001 as partial payment for the note receivable.  At December 31, 2002, there were no other monies owed to the Company by ARK #10.

11.       Stockholder’s Equity and Minority Interest

Common Stock

On October 15, 1997, the Company effected the conversion of USRP into a self-administered REIT.  The conversion was effected through the merger (the “Merger”) of USRP Acquisition, L.P., a partnership subsidiary of the Company, with and into USRP.  As a result of the Merger, USRP became a subsidiary of the Company and, at the effective time of the Merger, all holders of units of beneficial interest (the “Units”) of USRP became stockholders of the Company.  On October 16, 1997, the Common Stock, in replacement of the Units, commenced trading on the NYSE under the symbol “USV”.

Two stockholders of the Company (LSF3 Investments I, LLC, a Delaware limited liability company and LSF3 Investments II, LLC, a Delaware limited liability company (the “Lone Star Holders”)) owned approximately 19% of the outstanding Common Stock as of December 31, 2002.

Minority Interest

In connection with the conversion, QSV withdrew as general partner of USRP and the Operating Partnership, effective October 15, 1997, and USRP Managing, Inc., a wholly-owned subsidiary of the Company, was substituted as the general partner for USRP and the Operating Partnership.  In exchange for its interests in USRP and the

Operating Partnership and the termination of its management contract, QSV received 126,582 shares of Common Stock and 1,148,418 units of beneficial interest in the Operating Partnership (“Operating Partnership Units”), which were exchangeable at any time for shares of Common Stock on a one-for-one basis, and the right to receive up to 825,000 additional Operating Partnership Units or shares of Common Stock on December 29, 2000 based on the net volume of property transactions over the period commencing October 1997 and ending December 29, 2000.  The calculation was based upon what QSV would have received under their prior management contract.  As of December 29, 2000, all of the 825,000 contingent shares of Common Stock had been earned and were issued.  Effective December 29, 2000, the Company and QSV entered into a merger agreement in which the Company acquired all outstanding shares of QSV for 2,554,998 shares of Common Stock.  The principal assets of QSV at the time of the merger were 1,148,418 Operating Partnership Units and 1,406,582 shares (inclusive of the 825,000 shares discussed above) of Common Stock of the Company.

During 1999, the Company issued $55,000,000 of 8.5% preferred interest in HJV to a third party for net proceeds of $52,793,000.  Under the terms of this transaction, the preferred interest holder receives annual distributions equal to $4,675,000 payable monthly from the cash flows of HJV.  Income is allocated to the preferred interest holder equal to their distribution.  The Company may be required from time to time to exchange properties that do not meet specified criteria as defined in the partnership agreement.  During 2001, the HJV preferred interest holder contributed $52,000 to the OP.

During 2001, the Company purchased one minority interest holder’s 2,429 OP units for $66,000.  The 131,915 OP units outstanding at December 31, 2001 and the preferred partnership interests represent the minority interest of the Company at December 31, 2001.

During 2002, the remaining 131,915 OP units expired (See Note 6) and were exchanged for 221,482 shares of Common Stock on August 2, 2002.  The Company owns 100% of the OP Units outstanding as of December 31, 2002.  The minority interest reflected on the balance sheet represents the preferred interest in HJV held by a third party.

Minority interest in the OP consisted of the following at December 31, 2002 and 2001 (in thousands):

Balance at January 1, 2001	$54,733
Minority interest shareholder buyout of shares	(66)
Cash contribution by minority interest partner	52
Distributions paid	(4,838)
Distributions declared	(29)
Income allocated to minority interest	4,485
Balance at December 31, 2001	54,337
Distributions paid	(4,762)
Income allocated to minority interest	4,681
OP units exchanged for common stock	(1,411)
Balance at December 31, 2002	$52,845

Registrations Statements

On October 30, 1998, the Company filed a shelf registration for $175,000,000 to register shares of Common and Preferred Stock for sale.  The amount of securities available for sale under this shelf registration statement at December 31, 2002 is $175,000,000.

On January 30, 2001, the Company filed a registration statement to register 592,025 shares of Common Stock.  The Company granted registration rights to the selling stockholder in connection with the merger with QSV Properties, Inc. which was affected on December 29, 2000.  This registration statement was effective February 12, 2001.

On August 24, 2001, the Company filed a registration statement to register 1,066,186 shares of Common Stock.  Of the shares registered, 878,186 related to shares issuable pursuant to the Company’s Flexible Incentive Plan, and 188,000 related to registration rights granted to three stockholders. This registration statement was effective August 24, 2001.

On September 11, 2002, the Company filed a registration statement to register 221,482 shares of Common Stock.    These shares were issued in exchange for the Company’s remaining 131,915 OP units that expired in July 2002.

Preferred Stock

Series A Preferred

On November 12, 1997, the Company sold 3,680,000 shares of Series A Cumulative Convertible Preferred Stock (“Series A”) with a liquidation preference of $25.00 per share under the August 22, 1997 shelf registration statement.  The Series A Preferred Stock was not redeemable prior to November 15, 2002.  On and after November 15, 2002, the Series A Preferred Stock is redeemable, in whole or in part, at the option of the Company, (i) for such number of shares of Common Stock as are issuable at a conversion rate of .9384 shares of Common Stock for each share of Series A Preferred Stock, provided that for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of the Common Stock on the New York Stock Exchange equals or exceeds the Conversion Price, subject to adjustment in certain circumstances, plus cash in the amount of any accrued and unpaid dividends, or (ii) for cash at a redemption price equal to $25.00 per share of Series A Preferred Stock, plus any accrued and unpaid dividends.  The Series A Preferred Stock has no stated maturity and is not subject to a sinking fund.  Shares of Series A are convertible, in whole or in part, at the option of the holder at any time, unless previously redeemed, into shares of Common Stock at a conversion price of $26.64 per share of Common Stock (equivalent to a conversion rate of .9384 shares of Common Stock).  Distributions on Series A are cumulative and are equal to the greater of (i) $1.93 per annum or (ii) the cash distribution paid or payable on the number of shares of Common Stock into which a share of Series A is convertible.  As of December 31, 2002, 62 Series A shares had been converted into Common Stock.  Holders of Preferred Stock are entitled to receive dividends in preference to any dividends to Common Stockholders or OP unit holders.

Series B Preferred

On June 19, 2003, the Company raised proceeds, net of placement fees, of $15,200,000, exclusive of certain transaction costs, from the sale of 16,000 shares of Series B Convertible Preferred Stock (the “Series B Preferred”) in a private placement with certain institutional investors.

The Series B Preferred carries an 8% dividend and is convertible into common shares at a fixed conversion price of $16.00 per share, which represents a premium to the Company’s then current market price for its common stock at the date of issuance.  The Series B Preferred has a perpetual term but is redeemable after three years at stated value plus accrued and unpaid dividends, or in common stock based on a weighted average conversion calculation.  The Company also granted warrants to the investors to purchase 206,452 shares of common stock at an exercise price of $16.50 per share.  The warrants have a seven-year term. The offering also included registration rights, which require the Company to file a “shelf” registration statement to register the resale of the underlying common stock on or prior to August 18, 2003.

The offering also included a twelve-month option for the institutional investors to invest an additional $4,000,000 in stated value Series B Preferred under the same terms as the initial investment, with certain conversion price adjustments for the then current market price for the Company’s common stock.

Management evaluated the Series B Preferred for appropriate classification in the balance sheet.  Management concluded that the Series B Preferred is neither mandatorily redeemable, as defined in SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” nor does it embody an unconditional obligation to transfer equity shares of the Company.  The Series B Preferred does contain conditional obligations to redeem in cash or shares, but the conditions or events are not certain to occur at June 30, 2003.  Accordingly, the Series B Preferred does not fall under the scope of SFAS No. 150 at this time.

Since the Series B Preferred is outside the scope of SFAS No. 150, management evaluated the requirements of EITF D-98, “Classification and Measurement of Preferred Securities,” to determine if the securities should be classified as permanent equity.  As none of the redemption requirements of the securities are outside the control of the Company, management concluded that the Series B Preferred should be classified as equity as of June 30, 2003.

Distributions to Common and Preferred Stockholders

During the three months ended March 31, 2002, the Company changed its declaration date for its dividends from the last working day of the previous period to the first working day of the current period.  During the twelve months ended December 31, 2002, the Company paid twelve Common Stock dividends and declared eleven, and paid four Preferred Stock dividends and declared three.

For the year ended December 31, 2002, the Company declared distributions of $23,815,000 to its common stockholders and the minority interests (or $1.21 per share of Common Stock or OP unit), of which 55.18%

represented ordinary dividends, 31.03% represented a return of capital, 7.22% represented long-term capital gains, and 6.57% represented Internal Revenue Code (“IRC”) 1250 capital gains.

For the year ended December 31, 2002, the Company declared distributions of $5,326,000 to its preferred stockholders, of which 80.01% represented ordinary dividends, 10.47% represented long-term capital gains and 9.52% represented IRC 1250 capital gains.

12.       Fair Value Disclosure of Financial Instruments

The following disclosure of estimated fair values was determined by the Company using available market information and appropriate valuation methodologies.  However, considerable judgment is necessary to interpret market data and develop the related estimates of fair value.  Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments.  The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and cash equivalents, receivables (including deferred rent receivable) and accounts payable (including deferred rent payable) are short term and highly liquid in nature.  Accordingly, fair value approximates the carrying values of these items.  Derivative financial instruments are recorded on the balance sheet at fair value.  The line of credit and the Certificates bear interest at current market rates based upon the prime rate or LIBOR, and accordingly, the fair value approximates the carrying value.

Notes and mortgage loans receivable totaling $44,737,000 and $24,332,000 as of December 31, 2002 and 2001, respectively, have a fair value of $48,863,000 and $26,922,000 respectively, based upon interest rates for notes with similar terms and remaining maturities.

Cost method investments with recorded values of $3,025,000 and $643,000 as of December 31, 2002 and 2001, respectively, have fair values of approximately the same amounts based on prices recently paid by the Company and/or published market values/prices if available.

Fixed rate notes payable and the mortgage note payable totaling $159,446,000 and $159,479,000 as of December 31, 2002 and 2001, respectively, have a fair value of $164,875,000 and $165,602,000 respectively, based upon interest rates for notes with similar terms and remaining maturities which management believes the Company could obtain.

The fair value estimates presented herein are based on information available to management as of December 31, 2002 and 2001.  Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

13.  Segment Information

Effective April 2001, with the formation of FSI, a wholly-owned subsidiary of the Company, and the commencement of retail operations, the Company now has two operating segments, real estate and retail.  Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated by the chief operating decision maker(s) in deciding how to allocate resources and in assessing performance.

Real Estate.  Real estate activities are comprised of property management, acquisition and development operations and related business objectives.  The Company derives its revenues primarily from rental income received on its 816 restaurant and service station properties located throughout 48 states.

Retail.  Commencing in April 2001, the Company formed FSI, which began retail operations. Revenues from this segment are generated from the sale of gasoline and convenience store merchandise, and food sales at restaurants operated by the Company.  At December 31, 2002, FSI operated two service stations in Texas, seven in Hawaii and two in Illinois.  In January 2002, FSI commenced utilizing a fuel terminal in Hawaii to store fuel distributed to its Hawaii service stations.  At December 31, 2002, in addition to the service stations currently operated, FSI sold fuel to seven service stations in Hawaii, six in Texas and two in Illinois.  FSI also operates four non-service station properties: one car wash in California and three restaurants, two located in Texas and one located in Kansas.

Intersegment Charges.  Intersegment charges are eliminated in consolidation and include the costs of rent and interest.  The Retail segment pays rent to the Real Estate segment for lease of the properties that it operates.  Effective January 1, 2002, interest is also paid by the Retail segment to the Real Estate segment.  Interest is charged at an annual rate of 9.5% on intercompany balances as well as on a note established on January 1, 2002 for the sale of the Hawaii fuel terminal to FSI.  Intercompany balances represent primarily the cash advances made by the Real Estate segment to the Retail segment to fund its operations.  Intersegment rent and interest eliminated in consolidation for the twelve months ended December 31, 2002 were $1,837,000 and $804,000, respectively.

The following represents the Company’s reportable amounts by segment as of and for the years ended December 31, 2002 and 2001 (in thousands):

2002	Real Estate	Retail	Intercompany	Consolidated
Real estate rental	$63,414	$–	$(1,837)	$61,577
Retail operations	—	39,622	—	39,622
Interest on real estate loans and tenant expense reimbursements	7,320	—	(804)	6,516
Lease termination fees	323	—	—	323
Total revenues	71,057	39,622	(2,641)	108,038
Interest expense	(22,306)	(804)	804	(22,306)
Depreciation and amortization	(21,018)	(56)	—	(21,074)
Retail cost of sales	—	(33,276)	—	(33,276)
Other expenses, net	(16,290)	(7,504)	1,837	(21,957)
Income (loss) from continuing operations before discontinued operations	11,443	(2,018)	—	9,425
Income from discontinued operations	4,843	—	—	4,843
Net income (loss)	$16,286	$(2,018)	$—	$14,268

Identifiable assets	$575,828	$2,857	$(4,000)	$574,685
Cash allocable to segments	2,975	1,417	—	4,392
Total assets	$578,803	$4,274	$(4,000)	$579,077

2001	Real Estate	Retail	Intercompany	Consolidated
Real estate rental	$62,491	$—	$(220)	$62,271
Retail operations	—	14,520	—	14,520
Interest on real estate loans and tenant expense reimbursements	6,414	—	—	6,414
Lease termination fees	592	—	—	592
Total revenues	69,497	14,520	(220)	83,797
Interest expense	(35,000)	—	—	(35,000)
Depreciation and amortization	(20,404)	(81)	—	(20,485)
Retail cost of sales	—	(12,726)	—	(12,726)
Other expenses, net	(32,859)	(1,881)	220	(34,520)
Income (loss) from continuing operations before discontinued operations	(18,766)	(168)	—	(18,934)
Income from discontinued operations	322	—	—	322
Net income (loss)	$(18,444)	$(168)	$—	$(18,612)

Identifiable assets	$566,190	$1,020	$(48)	$567,162
Cash allocable to segments	9,683	663	—	10,346
Total assets	$575,873	$1,683	$(48)	$577,508

14.       Employee Benefit Plan

Effective October 15, 1997, the U.S. Restaurant Properties, Inc. 401(k) plan (the “Plan”) was established as a savings plan for the Company’s employees.  The Plan is a voluntary defined contribution plan.  Employees are eligible to participate in the Plan on the earlier of January 1, April 1, July 1 and October 1 immediately following the later of the (i) six months after their first day of employment with the Company or (ii) the date an employee attains the age of 21, as defined.  Each participant may make contributions to the Plan by means of a pre-tax salary deferral in an amount up to 15% of the participant’s annual compensation (not to exceed $10,500 per annum for 2002).  The Company will match up to 50% of participating annual employee’s contributions up to a maximum of 10% of the employee’s annual compensation.  The Company’s matching contributions are made in Company Stock, which is purchased by the Plan on the open market, and is subject to specified years-of-service for vesting of the Company’s portion of contributions to the Plan.  Employer contributions of approximately $49,000, $47,000 and $71,000 have been paid or accrued for the years ended December 31, 2002, 2001 and 2000, respectively.

15.       Summary of Quarterly Financial Information (unaudited) (in thousands, except per share amounts)

	Quarter
	First	Second	Third	Fourth	Total Year

2002
Revenues from continuing operations (a)	$24,268	$27,246	$27,960	$28,564	$108,038
Income (loss) from discontinued operations (b)	1,232	(306)	1,392	2,525	4,843
Net income from continuing operations	2,718	1,574	3,365	1,768	9,425
Income (loss) allocable to common stockholders	2,174	(507)	2,981	2,518	7,166
Income (loss) per common share
Basic net income (loss) per share	$0.11	$(0.03)	$0.15	$0.13	$0.36
Diluted net income (loss) per share	$0.11	$(0.03)	$0.15	$0.13	$0.36
2001
Revenues from continuing operations (a)	$16,994	$19,733	$22,483	$24,587	$83,797
Income (loss) from discontinued operations (b)	605	477	147	(877)	322
Net income (loss) from continuing operations	(20,524)	1,340	(959)	1,209	(18,934)
Income (loss) allocable to common stockholders	(21,695)	12	(2,588)	(1,443)	(25,714)
Loss per common share (c)
Basic net loss per share	$(1.24)	$—	$(0.14)	$(0.08)	$(1.43)
Diluted net loss per share	$(1.24)	$—	$(0.14)	$(0.08)	$(1.43)

(a)                                  Reflects the reclassification in prior periods of amounts previously reported as a reduction of rent income to ground rent expense for those properties with leases that require the operator to be responsible for payment of ground rents.  The reclassification occurred due to the adoption of EITF No. 01-14, “Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred.”

(b)                                 Reflects the reclassification in prior periods of the operating results associated with the 83 properties sold or disposed of subsequent to January 1, 2002, previously reported in continuing operations.

(c)                                  Due to the significant variances between quarters in net loss and weighted average shares outstanding, the combined quarterly loss per share does not equal the reported loss per share for the year 2001.

Schedule II

U.S. Restaurant Properties, Inc.

Valuation and Qualifying Accounts

(amounts in thousands)

	Accounts Receivable	Straight-line Rent	Notes and Mortgages Receivable	Total

Balance at January 1, 2001	$2,860	$1,489	$4,565	$8,914
Bad debt expense	1,646	463	2,618	4,727
Write-offs	(1,046)	(665)	(643)	(2,354)
Balance at December 31, 2001	3,460	1,287	6,540	11,287
Bad debt expense	498	192	(2,351)	(1,661)
Write-offs, net of recoveries	(1,427)	(995)	30	(2,392)
Balance at December 31, 2002	$2,531	$484	$4,219	$7,234

Schedule III

U.S. Restaurant Properties, Inc.

Real Estate and Accumulated Depreciation

(amounts in thousands)

						Accumulated Depreciation at December 31, 2002
	Number of Properties	Cost at December 31, 2002
Store Type		Land	Buildings	Equipment	Total	Buildings	Equipment	Total

Arby’s	66	$11,057	$38,282	$99	$49,438	$10,399	$47	$10,446
Burger King	172	29,296	63,967	273	93,536	20,573	197	20,770
Captain D’s	37	10,664	11,212	—	21,876	311	—	311
Dairy Queen	35	2,434	7,274	691	10,399	2,707	657	3,364
El Chico	21	8,202	18,942	—	27,144	4,886	—	4,886
Gant	27	4,695	7,003	1,590	13,288	1,084	741	1,825
Grandy’s	27	11,955	—	—	11,955	—	—	—
Hardee’s	14	2,328	9,174	977	12,479	3,586	887	4,473
Phillips 66	18	3,353	5,542	1,645	10,540	880	803	1,683
Shoney’s	19	7,271	10,175	—	17,446	299	—	299
Other	380	111,149	204,935	6,593	322,677	48,677	3,230	51,907
Total	816	$202,404	$376,506	$11,868	$590,778	$93,402	$6,562	$99,964

(1)                                  Substantially all property is restaurant or service station property.

(2)                                  Depreciation is computed over the estimated useful life of 15 to 20 years for the buildings and improvements and seven years for equipment.

(3)                                  Burger King restaurant properties include the land values of six restaurant properties in which the building and improvements are accounted for as direct financing leases.

(4)                                  Transactions in real estate and equipment and accumulated depreciation during 2002, 2001 and 2000 are summarized below.

	Cost	Accumulated Depreciation
Balance at January 1, 2000	$634,521	$49,360
Acquisitions	4,971	—
Cost of real estate sold	(49,417)	(5,700)
Depreciation expense	—	24,374
Asset impairment	(6,106)	—
Transfer from construction in progress	29,877	—
Balance at December 31, 2000	613,846	68,034
Acquisitions	2,935	—
Cost of real estate sold	(27,474)	(7,179)
Assets classified as held for sale	(22,071)	—
Depreciation expense	—	21,977
Asset impairment	(18,445)	—
Transfer from direct financing leases	680	—
Transfer from construction in progress	8,541	—
Balance at December 31, 2001	558,012	82,832
Acquisitions	40,126	—
Cost of real estate sold	(27,239)	(4,833)
Assets classified as held and used	22,071	—
Depreciation expense	—	21,965
Asset impairment	(2,406)	—
Transfer from direct financing leases	171	—
Transfer from construction in progress	43	—
Balance at December 31, 2002	$590,778	$99,964

	Years ended December 31,
	1998	1999	2000	2001	2002
	In thousands, (except per unit/share and property data)

Statement of Operations:
Revenues (1):
Real estate rental	$47,759	$65,555	$67,234	$62,271	$61,577
Tenant expense reimbursements	2,781	3,793	3,588	3,115	3,219
Lease termination fees	177	20	60	592	323
Interest on real estate loans	3,312	6,118	4,884	3,299	3,297
Retail operations	—	—	—	14,520	39,622
Total revenues	54,029	75,486	75,766	83,797	108,038
Expenses:
Ground rent (2)	2,981	4,187	3,637	3,702	3,600
Property taxes	109	239	700	679	838
Other property	69	248	398	372	390
Legal	314	626	1,444	1,256	2,887
Depreciation and amortization	14,698	21,944	23,058	20,485	21,074
Impairment of long-lived assets	127	5,000	5,120	16,201	1,022
Provision for doubtful accounts	570	10,901	8,722	4,727	(1,661)
Real estate general and administrative	3,571	7,143	7,827	7,373	5,473
Retail general and administrative	—	—	—	1,661	5,667
Retail cost of sales	—	—	—	12,726	33,276
Interest expense	16,879	29,410	30,706	35,000	22,306
Termination of management contract	12,047	(239)	(3,713)	—	—
Equity in net loss (income) of affiliates	317	(13)	—	—	—
Total expenses	51,682	79,446	77,899	104,182	94,872
Gain (loss) on sale of property	403	(165)	2,725	3,607	—
Income (loss) from continuing operations before non-operating income and minority interest	2,750	(4,125)	592	(16,778)	13,166
Non-operating income	716	1,497	1,181	2,329	940
Minority interest in operating partnership	58	(567)	(4,139)	(4,485)	(4,681)
Income from discontinued operations (3)	2,393	3,985	2,321	322	4,843
Net income (loss)	$5,917	$790	$(45)	$(18,612)	$14,268
Net income (loss) allocable to common shareholders	$(1,185)	$(6,312)	$(7,147)	$(25,714)	$7,166
Weighted average shares outstanding:
Basic	13,325	14,863	15,404	17,999	19,660
Diluted	13,325	14,863	15,404	17,999	19,762
Income (loss) per share:
Basic and diluted	$(0.09)	$(0.42)	$(0.46)	$(1.43)	$0.36
Dividends per share	$1.57	$1.82	$1.12	$1.43	$1.21

Balance Sheet Data:
Total assets	$604,169	$702,077	$625,023	$577,508	$579,077
Line of credit and long-term debt	342,112	396,108	356,680	337,119	353,374
Capitalized lease obligations	63	17	16	—	—
Minority interest	29,567	81,685	54,733	54,337	52,845
Stockholders’ equity	209,775	194,164	190,325	156,600	146,247

Other Data:
Cash flows from operating activities	38,238	48,116	32,647	32,878	35,089
Cash flows from investing activities	(243,724)	(113,198)	41,003	18,654	(20,434)
Cash flows from financing activities	206,239	72,920	(77,836)	(46,695)	(20,609)
Number of properties	833	912	850	811	816

Index to Exhibits

Exhibit Number

3.1	Amended and restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-3 (File No. 333-34263))
3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4 (File No. 333-21403))
4.1	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-21403))
10.1	Amended and Restated Property Management Agreement dated August 1, 2001 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q filed on November 14, 2001)
10.2	Amended and Restated Indenture dated August 1, 2001 (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-Q filed on November 14, 2001)
10.6

Note Purchase Agreement dated May 1, 1998 for $111,000,000, 7.15% Senior Notes due May 1, 2005 between U.S. Restaurant Properties, Inc. and the purchasers (incorporated by reference to Exhibit 10.7 to the Registrant’s Form 10-K filed on March 29, 1999)

10.7

Note Purchase Agreement dated October 15, 1998 for $47,500,000, 8.22% Senior Notes due August 1, 2003 between U.S. Restaurant Properties Operation L.P., U.S. Restaurant Properties Inc. and the purchasers (incorporated by reference to Exhibit 10.7 to the Registrant’s Form 10-K filed on March 29, 1999)

10.8	Credit Agreement dated May 31, 2002 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q filed on August 14, 2002)
23.1	Updated consent issued by Deloitte & Touche LLP, as the independent auditors of the Company to Registration Statement No. 333-54706, 333-66371, 333-99435 and 333-68302.
31.1	Section 302 Certification by Robert J. Stetson Pursuant to the Sarbanes-Oxley Act of 2002.
31.2	Section 302 Certification by Stacy M. Riffe Pursuant to the Sarbanes-Oxley Act of 2002.
32.1	Section 906 Certification by Robert J. Stetson Pursuant to the Sarbanes-Oxley Act of 2002.
32.2	Section 906 Certification by Stacy M. Riffe Pursuant to the Sarbanes-Oxley Act of 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. RESTAURANT PROPERTIES, INC.

	By:	/s/ Stacy M. Riffe

	Name:	Stacy M. Riffe
	Title:	Chief Financial Officer
Date: August 18, 2003